Exhibit 99.2
Special Purpose Consolidated
Financial Statements 2007/2008
Tommy Hilfiger B.V. (formerly known as Elmira 1 B.V.)
Amsterdam, The Netherlands

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Contents

CONTENTS	2

Consolidated balance sheets	4
Consolidated profit and loss accounts	5
Consolidated cash flow statements	6
Consolidated statements of shareholders’ equity	7
Notes to the Special Purpose Consolidated Financial Statements	8

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Special Purpose Consolidated Financial Statements

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Consolidated balance sheets

	Note	31 March 2008	31 March 2007

Non-current assets
Property and equipment	6	171,899	147,469
Intangible assets	7	765,942	683,928
Deferred income tax assets	20	34,458	54,712
Derivative financial instruments	8	6,388	9,786
Loans and other receivables	9	23,211	7,858

		1,001,898	903,753

Current assets
Inventories	10	191,389	162,747
Trade and other receivables	11	226,201	212,529
Current income tax receivable		—	2,906
Derivative financial instruments	8	495	284
Cash and cash equivalents	12	74,752	136,627

		492,837	515,093

Total assets		1,494,735	1,418,846

EQUITY
Capital and reserves attributable to equity holders of the Company
Ordinary shares and share premium	13	48,923	35,136
Other reserves	14	6,606	337
Accumulated deficit		(73,032)	(62,680)

Total equity		(17,503)	(27,207)

LIABILITIES
Non-current liabilities
Borrowings	18	549,173	570,947
Payable to related parties	18, 34	410,884	360,398
Other non current liabilities	19	93,312	66,343
Deferred income tax liabilities	20	91,775	85,716
Retirement benefit obligations	21	9,918	9,547
Provisions for other liabilities and charges	22	41,888	49,306
Derivative financial instruments	8	7,909	569

		1,204,859	1,142,826

Current liabilities
Trade and other payables	17	273,612	160,542
Short term borrowings	18	26,943	123,320
Current income tax liabilities		5,298	18,744
Derivative financial instruments	8	1,526	621

		307,379	303,227

Total liabilities		1,512,238	1,446,053

Total equity and liabilities		1,494,735	1,418,846

See Accompanying Notes to Special Purpose Consolidated Financial Statements.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Consolidated profit and loss accounts

		For the year ended 31 March
	Note	2008	2007

Continuing operations
Revenue	23	1,369,377	1,197,247
Cost of goods sold	24	(558,461)	(570,322)

Gross Margin		810,916	626,925

Distribution and selling costs		(315,552)	(238,955)
Administrative expenses		(236,629)	(188,746)
Other expenses		(29,083)	(78,014)

		(581,263)	(505,715)

Depreciation and amortisation expense	24	(59,941)	(90,214)

Operating result		169,711	30,996

Financial income	25	3,747	10,623
Financial expense	25	(156,832)	(167,893)

Finance costs, net	25	(153,085)	(157,270)

Result before tax		16,627	(126,274)
Income tax	28	(26,978)	57,204

Result for the period from continuing operations		(10,350)	(69,070)

Discontinued operations
Result for the period from discontinued operations	33	—	8,943

Result for the year		(10,350)	(60,127)

Attributable to:
– Equity holder to the company		(10,350)	(60,127)
– Minority interest		—	—

Earnings per share for result from continuing operations attributable to the equity holders of the Group during the year

– Basic	29	(0.05)	(0.39)
– Diluted	29	(0.05)	(0.39)

Earnings per share for result from discontinued operations attributable to the equity holders of the Group during the year

– Basic	29	—	0.05
– Diluted	29	—	0.05

Earnings per share for result for the year attributable to the equity holders of the Group during the year

– Basic	29	(0.05)	(0.34)
– Diluted	29	(0.05)	(0.34)
See Accompanying Notes to Special Purpose Consolidated Financial Statements.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Consolidated cash flow statements

		For the year ended 31 March
	Note	2008	2007
Cash flows from operating activities
Cash generated from operations	30	227,567	85,900
Income tax paid		(28,360)	(16,683)

Net cash generated from operating activities		199,207	69,217

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	32	(42,930)	(695,309)
Purchases of property and equipment		(56,048)	(67,043)
Purchases of intangible assets		(7,580)	(9,909)
Disposal of business, net of cash		—	192,406
Loans to related parties		3,784	(3,917)
Interest received		2,626	3,052

Net cash used in investing activities		(100,148)	(580,720)

Cash flows from financing activities
Proceeds from issuance of ordinary shares		—	35,100
Proceeds from long term borrowings (net of fees)		—	975,134
Changes in short term borrowings		8,800	—
Proceeds from shareholder loan		—	320,452
Repayments of borrowings		(103,060)	(576,328)
Interest paid		(45,021)	(59,381)
Payments on financial lease obligations		(1,378)	—
Settlement of contingent FX forward derivative		(613)	(52,142)

Net cash used in financing activities		(141,272)	642,835

Net increase in cash, cash equivalents and bank overdrafts		(42,213)	131,332

Cash, cash equivalents and bank overdrafts at beginning of year		122,687	36
Exchange gains/(losses) on cash and bank overdrafts		(5,722)	(8,681)

Cash, cash equivalents and bank overdrafts at end of period	12	74,752	122,687

See Accompanying Notes to Special Purpose Consolidated Financial Statements.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Consolidated statements of shareholders’ equity

		Attributable to equity holders
		of the Company
		Ordinary shares
		and share	Other	Accumulated
	Note	premium	reserves	Deficit	Total

Balance at 31 March 2006		36	—	(2,553)	(2,517)
Cash flow hedges, net of tax		—	71	—	71
Currency translation differences		—	266	—	266

Net income recognised directly in equity		—	337	—	337
Result for the period		—	—	(60,127)	(60,127)

Total recognised income and expense		—	337	(60,127)	(59,790)
Issue of share capital		35,100	—	—	35,100

Balance at 31 March 2007		35,136	337	(62,680)	(27,207)

Cash flow hedges, net of tax	14	—	233	—	233
Currency translation differences	14	—	5,244	—	5,244

Net income recognised directly in equity		—	5,477	—	5,477
Result for the period		—	—	(10,350)	(10,350)

Total recognised income and expense		—	5,477	(10,350)	(4,873)
Management plans	15/16	13,787	792	—	14,579

Balance at 31 March 2008		48,923	6,606	(73,030)	(17,503)

See Accompanying Notes to Special Purpose Consolidated Financial Statements.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Notes to the Special Purpose Consolidated Financial Statements
(Amounts in € and thousands except per share/option amounts and/or as otherwise indicated)
1. General information
Tommy Hilfiger B.V. (‘the Company’) is a limited liability holding company which was incorporated in the Netherlands on 5 July 2005. The address of its registered office is Stadhouderskade 6, Amsterdam. The fiscal year (‘FY’) of the Company starts at 1 April and ends on 31 March. The Company’s and Group’s reporting currency is determined to be Euro (‘€’), as a significant part of the Group’s activities and financing is expressed in €.
Tommy Hilfiger B.V. and its subsidiaries (together ‘the Group’) design, source and market men’s and women’s sportswear and activewear, jeanswear and childrenswear under the Tommy Hilfiger and Karl Lagerfeld trademarks. Through a range of strategic licensing agreements, the Group also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings products. The Group’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Hong Kong and other countries in the Far East, as well as the Group’s own network of specialty and outlet stores in the United States, Canada, Japan and Europe.
The parent company is Tommy Hilfiger Holding S.à r.l. registered in Luxemburg. The ultimate majority shareholders of the Company are funds advised by Apax Partners. The remainder is owned by various other investors and management of the Company.
These Special Purpose Consolidated Financial Statements were approved for issue on 9 April 2010.
2. Summary of significant accounting policies
The principal accounting policies applied in the preparation of these Special Purpose Consolidated Financial Statements are set out below. These policies have been consistently applied to the years and/or periods presented, unless otherwise stated.
2.1 Basis of preparation
On 15 March 2010, Phillips-Van Heusen Corporation (PVH) announced to acquire the Company. The transaction is subject to financing and other customary conditions, including receipt of required regulatory approvals and is expected to close before August 2010. The Company has prepared these Special Purpose Consolidated Financial Statements to conform to the requirements of PVH’s anticipated filing and related securities offerings. The Board of Directors authorised the Company’s Statutory Financial Report 2007/2008 for issuance on 25 June 2008. Subsequent event disclosures since 25 June 2008 have been updated up to the date of these Special Purpose Consolidated Financial Statements.
The Special Purpose Consolidated Financial Statements (“financial statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”). The financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss or equity.
Certain reclassifications in the comparables have been made to concur with current year’s classification.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
The consolidated balance sheet is presented in accordance with maturities. Therefore, the balance sheet items are classified as either non-current or current assets and liabilities. Assets and liabilities with a remaining term to maturities less than one year are classified as current. Assets and liabilities with a remaining term to maturities of more than one year are classified as non-current.
Due to their long-term nature pension obligations are shown as non-current liabilities.
The preparation of the financial information in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to consolidated financial information are disclosed in Note 4.
The following new interpretations are mandatory for the first time for the financial year beginning 1 April 2007.
•	IFRS 7 ‘Financial Instruments: disclosures’ is applied as of 1 April 2007. IFRS 7 supersedes IAS 30 and the disclosure requirements of IAS 32. The objective of IFRS 7 is to require entities to provide disclosures in their financial statements that enable users to evaluate the significance of financial instruments for the entities financial position and performance and the nature and extent of risks arising from financial instruments to which the entity is exposed during the period and the reporting date, and how the entity manages those risks. This standard only impacted the Company’s disclosure notes and did not have any impact on the Group’s results, financial position or cash flow.
•	IFRIC 8, ‘Scope of IFRS 2’, requires consideration of transactions involving the issuance of equity instruments, where the identifiable consideration received is less than the fair value of the equity instruments issued in order to establish whether or not they fall within the scope of IFRS 2. This standard does not have any impact on the group’s financial statements.
•	IFRIC 11, ‘IFRS 2 — Group and treasury share transactions’, was early adopted in 2008. IFRIC 11 provides guidance on whether share-based transactions involving treasury shares or involving group entities should be accounted for as equity-settled or cash-settled share-based payment transactions in the stand-alone accounts of the parent and group companies. This interpretation does not have an impact on the group’s financial statements.
•	IFRIC 12, ‘Service concession arrangements’, applies to contractual arrangements whereby a private sector operator participates in the development, financing, operation and maintenance of infrastructure for public sector services. The Company assessed that IFRIC 12 is not relevant.
•	IFRIC 14, IAS 19 provides guidance on assessing the limit in IAS 19, Employee benefits on the amount of the surplus that can be recognised as an asset. This interpretation does not have any impact on the group’s financial statements, as the group has no material defined benefit plans and is not subject to any minimum funding requirements.
The following new standards, amendments to standards and interpretations have been issued but are not effective for the financial year beginning 1 April 2007 and have not been early adopted. The new accounting pronouncements which could potentially affect the (presentation of the) Group’s future results, financial position and cash flows under IFRS are described below:
•	In March 2007, the IASB amended IAS 23 ‘Borrowing Costs’. Effective for the financial year beginning on or after 1 January 2009. The proposed amendment would eliminate the option in IAS 23 of recognising all borrowing costs as an expense. The revised IAS 23 will not have a material impact on the group’s financial statements.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
•	In September 2007, the IASB amended IAS 1 ‘Presentation of Financial Statements: A revised Presentation’. Effective for the financial year beginning on or after 1 January 2009. The proposed amendment include the requirement to aggregate information in the financial statements based on shared characteristics, the introduction of a statement of comprehensive income and changes in titles of some of the financial statements. The Company opted to present items of income and expense and components of other comprehensive income in two separate statements as of 1 April 2009.
•	In January 2008, the IASB amended IAS 27 ‘Consolidated and Separate Financial Statements’. The proposed amendment requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control. Effective for the financial year beginning on or after 1 July 2009. The Company will apply IAS 27 (Revised) prospectively to transactions with non-controlling interests from 1 April 2010.
•	In January 2008, the IASB amended IFRS 2 ‘Share-based Payment: Vesting Conditions and cancellations’. Effective for the financial year beginning on or after 1 January 2009. The amendment deals with two matters. It clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. The amendment will have an impact on the accounting for share-based payments which include conditions unrelated to service. The Company’s current accounting of the management participation plans is not impacted by these amendments.
•	In February 2008, the IASB amended IAS 23 and IAS 1 ‘Puttable Financial Instruments and Obligations Arising on Liquidation’. The amendment requires an obligation of a fixed amount or an amount that fluctuates with changes in a variable other than the market price of the entity’s own equity instruments which can be settled with the issuer’s own equity instruments to be classified as a financial liability. The IAS 1 and IAS 23 Amendment will not have any impact on the group’s financial statements.
•	IFRIC 13, Customer loyalty programmes, clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer should be allocated between the components of the arrangement in proportion to their fair values. Effective for the financial year beginning on or after 1 July 2008. As the Group operates no material customer loyalty programs IFRIC 13 will not have any impact on the group’s financial statements.
2.2 Basis of Consolidation
Subsidiaries
Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern directly or indirectly the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.
The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement (see Note 32).

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated but considered an impairment indicator of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.
The main group companies included in the consolidated financial statements are as follows:
•	Tommy Hilfiger B.V., The Netherlands

•	Tommy Hilfiger Group B.V., The Netherlands

•	Tommy Hilfiger Europe B.V., The Netherlands

•	Hilfiger Stores GmbH, Germany

•	Tommy Hilfiger Corporation, British Virgin Islands

•	Tommy Hilfiger USA Inc., United States

•	Tommy Hilfiger Wholesale Inc., United States

•	Tommy Hilfiger Licensing LLC, United States

•	Tommy Hilfiger Retail LLC, United States

•	Tommy Hilfiger Canada Inc., Canada

•	Tommy Hilfiger Canada Retail Inc., Canada

•	Tommy Hilfiger Japan Corporation, Japan
2.3 Segment reporting
A geographical segment is engaged in providing products and services within a particular economic environment that is subject to risks and returns different from those of segments operating in other economic environments. A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments.
In segment reporting, the activities of the Group are differentiated by geographic region (based on the location of Tommy Hilfiger’s markets and customers) — i.e. United States, Europe and Canada — as the primary reporting format and by business activity as the secondary reporting format.
Tommy’s geographical segments are based on the internal organization and reporting structure of the Company and thus, consist primarily of the United States, Europe and Canada regions. Secondary segmentation is based on business segments, which include revenue from retail, wholesale and licensing activities. Revenue, Assets and Liabilities are allocated based on the country in which the customer is located.
Segment information is based on the same accounting policies as those applied in the special purpose consolidated financial statements.
2.4 Foreign Currency
Functional and presentation currency
The consolidated financial statements of the Company are prepared in EURO (“€”) as this is the currency of the primary economic environment in which the Company operates (functional currency). This consolidated financial information is presented in € (presentation currency).
Transactions and balances
Foreign currency transactions are translated into the functional currency using an average rate that approximates the actual rate at the date of the transaction. Whenever exchange rates fluctuate significantly, the exchange rates prevailing at the dates of the transactions are used. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in the hedge reserve in equity as qualifying cash flow hedges.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Group companies
Some Group entities have a functional currency that is different from the presentation currency. None of these entities has a currency of a hyperinflationary economy.
The results and financial position of all the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
•	income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and
•	all resulting exchange differences are recognised as a separate component of equity (Cumulative Translation Adjustment or ‘CTA’).
On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in equity are recognised in the income statement as part of the gain or loss on sale.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.
2.5 Property and Equipment
Property and equipment are stated at historical cost less any accumulated depreciation. The cost includes all the expenditures that are directly attributable to the acquisition of the property and equipment. Finance costs are not capitalised. Depreciation is calculated using the straight-line method. Included as furniture and fixtures are assets related to shop-in-shop displays, as the Company has both the right to control the in-store displays and has not transferred the economic risk and rewards of these in-store displays.
Leasehold improvements are amortised using the straight-line method over the lesser of the terms of the leases or the estimated useful lives of the assets. In situations where the lessor provides funds intended to reimburse the Group for the costs of leasehold improvements (or alternatively the lessor makes expenditures on behalf of the Group), these are accounted for as a deferred lease incentives under other non-current liabilities.
Major additions and improvements are capitalised as part of the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. Repairs and maintenance are charged to operations in the period incurred. Upon the disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts. Any gain or loss on the disposal is charged to the income statement. Costs related to real estate that are necessary to operate the store or distribution centre in a later stage and are necessary to bring the asset to its working condition, are capitalised under the condition where management has identified a specific location and it is probable that the Group will acquire the property or enter into a lease agreement for the property. All operating costs during the pre-opening period are expensed when incurred.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Useful lives and depreciation methods for property and equipment are reviewed periodically to ensure that depreciation methods and periods reflect the expected economic benefit of the assets.
2.6 Leases
Finance lease
Leases of property and equipment where the Group has substantially all the risks and rewards of ownership, are classified as finance leases. Finance leases are capitalised at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments.
Any initial direct costs of the lessee are added to the amount recognised as an asset. Initial direct costs are defined as ‘incremental costs directly attributable to negotiating and arranging a lease’. These include commissions, legal fees, broker fees, registration fees or stamp duties. They exclude general overheads such as those incurred by a sales and marketing team. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other short-term and other long-term borrowing. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.
Operating lease

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease. In an operating lease the initial direct costs are capitalised and expensed over the lease term on a straight-line basis.
Key money

The payment of key money in a finance lease is capitalised as part of the amount recognised as an asset under the lease. Key money is considered an initial direct cost incurred to secure the agreement and it is being amortised with the asset over the shorter of the lease term or the useful life of the asset. In case the lease classifies as an operating lease, the key money is deferred as an asset (prepayments) and amortised over the period of the contract. The amortisation is presented as part of rental expenses.
Rent free periods
Rent holidays refer to a period of time during a lease term where the Group is not obligated to pay rent. Any rent holidays are allocated straight-line over the lease period.
Contingent rent
Contingent rent is the portion of the lease payments that is not fixed in amount but is based on the future amount of a factor that changes other than with the passage of time (e.g. percentage of future sales). Contingent rents are charged as expenses in the periods in which they are incurred.
Rent deposits
Rent deposits are initially recognised at fair value. After initial recognition the receivables are measured at amortised cost using the effective interest method. The difference between the nominal and the fair value is presented as prepaid rent within other receivables and amortised against rent expense over the term of the deposit. Rent deposits are presented within other receivables.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
2.7 Intangible assets
Acquired intangible assets are capitalised if they are controlled by the Group, it is probable that the use of the asset will embody a future economic benefit and the cost of the asset can be reliably measured. The Group’s intangible assets consist of goodwill, trademark rights, customer relationships, computer software and other intangible assets (see Note 7).
Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable value. The recoverable value is the higher of an asset’s fair value less costs to sell and value in use. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The Group allocates goodwill to each territory in which it operates (Note 5).
Trademarks
Acquired trademarks are shown at historical cost less impairment. Certain trademarks have a finite useful life and are carried at cost less accumulated amortisation and impairment. Amortisation is calculated using the straight-line method to allocate the cost of trademarks over their estimated useful lives. Trademarks with indefinite useful lives are tested for impairment on an annual basis. Other trademarks subject to amortisation are considered for impairment where there is an indication that the assets may be impaired.
Customer relationships
Acquired customer relationships are shown at historical cost less impairment. The customer relationships have a finite useful life and are carried at cost less accumulated amortisation and impairment. Amortisation is calculated using the straight-line method to allocate the cost of customer relationships over their estimated useful lives.
Computer software and others
Acquired computer software licenses are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives. Costs associated with developing or maintaining computer software programs are recognised as an expense as incurred. Costs that are directly associated with the development of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits exceeding costs beyond one year, are recognised as intangible assets. Related finance costs are not capitalised.
Research and development cost
The cost of developing a website for internal or external use is capitalised when it is probable that the expected future economic benefits that are attributable to the website will flow to the entity, and the cost of the website can be measured reliably. Related finance costs are not capitalised.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
2.8 Impairment for non-financial assets
Assets that have an indefinite useful life, for example goodwill and certain trademarks, are not subject to amortisation and are tested annually for impairment or when a triggering event occurs. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds the recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.
2.9 Financial assets
The Group classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. The Group determines the classification of its financial assets at initial recognition.
Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.
Regular purchases and sales of financial assets are recognised on the trade date — the date on which the Group commits to purchase or sells the asset.
Financial assets at fair value through profit or loss
A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are classified as held for trading unless they are designated as hedges in a hedge accounting relation. Financial assets carried at fair value through profit or loss are initially recognised at fair value, and transaction costs are expensed in the income statement. Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in the income statement within other income — net, in the period in which they arise. For the treatment of results on derivatives, see Note 2.11.
The fair values are based on current bid prices. If the market for a financial asset is not active, the Group establishes fair value by using valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis and option pricing models, making maximum use of market inputs and relying as little as possible on entity-specific inputs.
Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. Loans and receivables are classified as trade and other receivables in the balance sheet. Loans and receivables are carried at amortised cost using the effective interest method.
Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the Group intends to dispose of the investment within 12 months of the balance sheet date.
Available-for-sale financial assets are initially recognised at fair value plus transaction costs. Available-for-sale financial assets are derecognised when the rights to receive cash flows have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets are subsequently carried at fair value.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Changes in the fair value are recognised in equity except for translation differences on monetary securities which are recognised in profit or loss.
When available-for-sale financial assets are sold or impaired, the accumulated fair value adjustments recognised in equity are included in the income statement.
2.10 Impairment for financial assets
The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a Group of financial assets is impaired. In the case of financial assets classified as available for sale, a significant or prolonged decline in the fair value of the financial asset below its cost is considered as an indicator that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss — is removed from equity and recognised in the income statement. Impairment losses recognised in the income statement on equity instruments are not reversed through the income statement.
2.11 Derivative financial instruments and hedging activities
Derivatives are initially recognised at fair value on the date when a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either hedges of a particular risk associated with a recognised liability or a highly probable forecast transaction (cash flow hedge).
The Group documents, at the inception of the transaction, the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.
The fair values of various derivative instruments used for hedging purposes are disclosed in Note 8. Movements on the hedging reserve in shareholders’ equity are shown in Note 14. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining hedge item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.
Cash flow hedge
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognised in equity. The gain or loss relating to the ineffective portion is recognised immediately in the income statement within financial income and expense if it concerns foreign currency exchange (‘FX’) derivatives hedging currency risks on purchase orders. The gain or loss relating to the ineffective portion of interest rate derivatives is recognised within financial income and expense.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Amounts accumulated in equity are recycled in the income statement in the periods when the hedged item affects profit or loss. The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognised in the income statement within finance costs. When the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or fixed assets), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognised in cost of goods sold in case of inventory, or in depreciation in case of fixed assets.
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within cost of goods sold.
Derivatives that do not qualify for hedge accounting
Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement within financial income and expense.
2.12 Inventories
Inventories are carried at historical cost calculated on the basis of weighted average method. The costs of inventories comprise the cost to purchase the product (including buying office commissions) and other costs incurred in bringing the inventories to their present location and condition such as inbound freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, as well as insurance, duty, brokers’ fees and consolidators’ fees. Costs of inventories include also the transfer from equity of any gains/losses on qualifying cash flow hedges for purchases of products. Finance costs are not taken into account.
Inventories are measured at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Any write down of inventory to net realisable value includes impairment for shrinkage based on historical shrink levels. A write-down to net realisable value taken in a prior period is reversed when the conditions causing the write-down cease to exist.
2.13 Trade receivables
Trade receivables are initially recognised at the fair value and subsequently measured at amortised cost, less a provision for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the market rate of interest for similar borrowers. The amount of the provision is recognised in the income statement within distribution and selling costs. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against distribution and selling costs in the income statement.
2.14 Cash and cash equivalents
Cash and cash equivalents include cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within short-term borrowings in current liabilities on the balance sheet.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
2.15 Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.
2.16 Management participation plans
The Group operates two equity-settled management participations plans, which are accounted for according to the nature of the respective plans (Note 15).
(a)	Under the terms and conditions of the Management Co-Investment Agreement, depositary receipts have been issued by Stichting Administratiekantoor Elmira over Tommy Hilfiger B.V. shares (the ‘Depositary Receipts’). The fair value per Depositary Receipt is equal to the difference between (i) the fair market value per Depositary Receipt and (ii) the subscription price per Depositary Receipt, and is recognised as an expense at the date of grant.
(b)	Certain key managers (eligible members of the Management Board) have been granted options over Depositary Receipts (the ‘Options’). The Options purchased have, in principle, a life of eight years and five business days following the date of grant. The fair value per Option over Depositary Receipt is equal to the difference between (i) the fair market value per Option over a Depositary Receipt and (ii) any subscription price payable per Option over a Depositary Receipt, and is recognised as an expense over the vesting period.
2.17 Trade payables
Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method. The Group believes that the face value for trade payables is approximate to the amortised cost initially recognised and the fair value as maturity is generally within 12 months and trade payables are generally not interest bearing. Therefore trade payables are recognised effectively at face value.
2.18 Borrowings
Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.
Borrowing costs that are directly attributable to the acquisition, construction or production of qualifying assets are expensed in the period in which they incur. Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
2.19 Deferred Income Taxes
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial information. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.
Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.
2.20 Employee benefits
Pension obligations
The Group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.
A defined benefit plan is a pension plan that is not a defined contribution plan. Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.
The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or losses and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related pension liability.
Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to income over the employees’ expected average remaining working lives.
Past-service costs are recognised immediately in income, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortised on a straight-line basis over the vesting period.
For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid.
The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.
Bonus plans
The Group recognises a liability and an expense for bonuses, based on the agreements with the employees. The Group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
2.21 Provisions
Provisions are recognised when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated.
Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognised for future operating losses.
The Group may accept the return of goods from their customers and distributors in the course of normal business. Where this practice is applied, revenue is reduced by the estimated amount of such a return, and a corresponding entry is made to provisions. The estimated rate of return is based on statistics of historical returns.
Where there are a number of similar obligations (e.g. returns or similar obligations) the probability that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Although the likelihood of outflow for any one item may be small, it may well be probable that some outflow will be needed to settle the class of obligations as a whole. If that is the case, a provision is recognised.
Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.
If the Group has contracts that are onerous, the unavoidable costs of a present obligation under the contract is recognised and measured as a provision.
2.22 Contingent liabilities and contingent assets
Contingent liabilities are not recognised in the financial statements. Contingent liabilities are disclosed in the Notes, unless there is a very low probability that they will result in an outflow of resources embodying economic benefits. Likewise, contingent assets are not recognised. They are disclosed in the Notes, provided that an associated inflow of resource embodying economic benefits is considered likely.
2.23 Events after the balance sheet date
Events after the balance sheet date, which provide additional information on the situation of the Group on the balance sheet date (adjusting event after the balance sheet date), are recognised in the consolidated balance sheet/income statement. Non-adjusting events after the balance sheet date are disclosed in the Notes if they are of a material nature.
2.24 Revenue recognition
Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of value-added tax, returns, rebates discounts and after eliminating sales within the Group.
The Group recognises revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and specific criteria have been met for each of the Group’s activities as described below. The amount of revenue is not considered to be reliably measurable until all contingencies relating to the sale have been resolved. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Sale of goods — wholesale
The Group sells a range of goods in the wholesale market. Sales of goods are recognised when a Group entity has delivered goods to the wholesaler, the wholesaler has full discretion over the channel and price to sell the goods, and there is no unfulfilled obligation that could affect the wholesaler’s acceptance of the goods. Delivery does not occur until the goods have been shipped to the specified location, the risks of obsolescence and loss have been transferred to the wholesaler, and either the wholesaler has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the Group has objective evidence that all criteria for acceptance have been satisfied.
The goods are often sold with a variety of customer incentives such as volume discounts, mark down compensation and cash settlement discounts. Customers have a right to return faulty goods in the wholesale market. Sales are recorded based on the price specified in the sales contracts, net of the estimated volume discounts, mark down compensation, other incentives and returns at the time of sale.
Accumulated experience is used to estimate and provide for the discounts and returns. The volume discounts are assessed based on anticipated annual purchases. No element of financing is deemed present as the sales are made with a credit term of 30 to 90 days, which is consistent with the market practice.
On a seasonal basis, the Group negotiates price adjustments with its wholesale customers as sales incentives or to partially reimburse them for the cost of certain promotions. The Group estimates the cost of such adjustments on an ongoing basis considering historical trends, projected seasonal results and an evaluation of current economic conditions. These costs are recorded as a reduction to net revenue.
Sale of goods — retail
The Group operates a chain of retail stores for selling sportswear, activewear, jeanswear, and childrenswear. Sales of goods are recognised when a Group entity sells a product to the customer. Retail sales are usually in cash or by credit card.
It is the Group’s policy to sell its products to the retail customer with a right to return within 15-90 days (depending on territory). Accumulated experience is used to estimate and provide for such returns at the time of sale. The Group does not operate any loyalty programs.
License income
License income is recognised on an accrual basis in accordance with the substance of the relevant agreements.
2.25 Costs of Goods Sold
The Group includes in cost of goods sold all costs and expenses related to obtaining merchandise incurred prior to the receipt of finished goods at the Group’s distribution facilities.
These costs include, but are not limited to, product cost, inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs and internal transfer costs, as well as insurance, duty, brokers’ fees and consolidators’ fees.
In addition, certain costs in the Group’s retail distribution network, such as the costs of shipping merchandise to Group-owned retail stores, are charged to cost of goods sold.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
2.26 Selling and distribution cost
The Group includes in selling and distribution expenses costs incurred subsequent to the receipt of finished goods in the distribution centres, such as the cost of picking and packing goods for delivery to customers. In addition, selling and distribution expenses include product design costs, selling and store service costs and marketing expenses.
Advertising costs and promotion expenses include the costs of producing advertising media, purchasing media space and in general, the cost of all activities designed to promote the Group’s brands and products. Advertising and promotion expenses are recognised as expenses for the period in which they are incurred.
The Group has no long-term commitment for advertising programs. In conjunction with each seasonal selling season, the Group makes arrangements with certain retailers to enter into cooperative advertising programs whereby the retailers are reimbursed for a portion of the qualified advertising costs spent on behalf of the Group. The Group’s share of these programs, which typically represents 50% of the total cost incurred by the retailers, is classified as Selling and distribution expenses.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
3. Financial risk management
3.1 Financial risk factors
The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments to hedge certain risk exposures.
Financial risk is managed by a central treasury department. The Group’s central treasury department will be embodied by the Group Treasury Committee (‘GTC’) consisting of the Group’s Chief Financial and Operating Officer and the Group Treasury Manager.
The Group Treasury Manager identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. The Board of Directors provides principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.
3.1.1 Market risk
(i) Foreign exchange risk
The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to purchases in US dollars (‘US$’) related to sales in €, Canadian dollars (‘CAD’) and Japanese Yen (‘¥’). Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations in a currency that is not the entity’s functional currency.
The Group uses a mix of foreign exchange (‘FX’) forward contracts and FX options with maturities shorter than one year in order to mitigate the risks associated with adverse movements in foreign currency which might affect certain firm commitments or transactions, including the purchase of inventory, capital expenditures, the collection of foreign royalty payments and certain inter-group transactions that would affect the consolidated profit and loss account of the Group.
The Group manages the foreign exchange risk against the functional currencies within the Group, which are as follows €, CAD, US$, and ¥. The Group’s operating companies are required to hedge significant foreign exchange risk exposure with external counterparties. The Group’s policies do not allow the use of financial instruments for speculative or trading purposes.
The Group consolidates all financial information from its subsidiary companies into the Group’s consolidated financial information, which is expressed in €. The non-cash or reporting impacts of such translations are not hedged, however are taken into consideration by the GTC for other potential hedge requirements. Furthermore, intercompany financing positions are not hedged with FX forward contracts.
The Group’s financial risk management policies evaluate the currency fluctuation impacts on the Group’s financial performance. Based on this, certain hedges on the anticipated cash flows (mainly purchases of goods in US$) with a maturity less than one year are put in place. These projected purchases in US$ can be qualified as ‘highly probable’ forecast transactions for hedge accounting purposes.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is primarily managed through borrowings denominated in the relevant foreign currencies.
The Group enters into derivative instruments (interest rate swaps and foreign exchange contracts) as part of its financial risk management activities. Its borrowings are denominated in € and US$ and they are at floating interest rates. Based on historic movements and volatilities in these market variables, and management’s knowledge and experience of the financial markets, the Group believes the following movements are ‘reasonable possible’ over a 12 month period. The movements are illustrative only.
The Group’s exposure to currency risk based on nominal values is indicated below, and provides the post-tax effect that a possible increase or decrease in the value of foreign currencies relative to the € would have, assuming all other circumstances remain unchanged, on the Group’s financial income and expenses and shareholders’ equity. In this connection, no account was taken of derivatives concluded to hedge the currency risk. The effects on shareholders’ equity and income are calculated using the closing rate as per balance sheet date.
At 31 March 2008, if the € had strengthened by 10% against US$ with all other variables held constant, post-tax profit for the year would have been €11,118 (2007: €4,553) lower, mainly as a result of foreign exchange loss on translation of US$ denominated borrowings, trade payables, and cash and cash equivalents. Conversely, if € had weakened by 10% against US$ with all other variables held constant, post-tax profit for the year would have been €11,118 (2007: €4,553) higher. Other components of equity would not materially change as result of the exchange rate changes.
At 31 March 2008, if the US$ had strengthened by 10% against CAD with all other variables held constant, post-tax profit for the year would have been €115 lower (2007: €6,552 higher), mainly as a result of foreign exchange loss on translation of US$ denominated borrowings, trade payables, and cash and cash equivalents. Conversely, if US$ had weakened by 10% against CAD with all other variables held constant, post-tax profit for the year would have been €115 higher (2007: €6,552 lower). Other components of equity would not materially change as result of the exchange rate changes.
(ii) Cash flow and fair value interest rate risk
The Group attracts the majority of its financial sources at floating rate. It subsequently protects itself for adverse interest rate movements by limiting the interest expense by entering into pay-fixed, receive-floating interest rate swaps. It is currently the Group’s policy to hedge a minimum of 75% of its Senior Debt (including the Mezzanine loan) with fixed rate hedging instruments.
During fiscal 2008, the Group’s borrowings at variable rate were denominated in € and US$. At 31 March 2008, if € market interest rates had been 50 basis points higher and US$ market interest rates had been 50 basis points higher with all other variables held constant, post-tax profit for the year would have been €1,841 higher (2007: €3,509 higher), mainly as a result of favourable fair value changes of the interest rate swaps. At 31 March 2008, if € market interest rates had been 50 basis points lower and US$ market interest rates had been 50 basis points lower with all other variables held constant, post-tax profit for the year would have been €1,886 lower (2007: €3,603 lower), mainly as a result of favourable fair value changes of the interest rate swaps.
The effect following interest rate changes is predominantly driven by fair value changes of interest rate swaps.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
3.1.2 Credit risk
Credit risk is managed by region. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale customers, including outstanding receivables and committed transactions.
Regional management assesses the credit quality of the customer taking into account its financial position, past experience and other factors. If wholesale customers are independently rated, these ratings are used. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Board. The utilisation of credit limits is regularly monitored by local (credit) management.
The Group has a significant retailer, whose accounts receivable position exceeds 5% of the consolidated gross trade receivables. This retailer has a good reputation, track record in credibility and is also insured. Sales to retail customers are settled in cash or using credit cards.
In Europe, the Group has an agreement with a European credit insurance group from whom it obtains credit insurance on an individual customer basis. In all cases the Group believes that the credit risk associated with such financial institutions is minimal. The Group outsources the collection of the majority of its U.S. receivables through a credit company, which is a subsidiary of a large financial institution. The credit company establishes maximum credit limits for each wholesale customer account. If the receivable becomes 120 days past due or the customer becomes bankrupt or insolvent, the full amount of the receivable is payable by the credit company. The third party collection and insurance credit company monitors and communicates with the Groups regional credit department regularly.
In Canada, the Group uses a financial institution to insure its trade receivables. As long as the Group stays within the credit limits approved by the credit insurer, the receivable amount will always be insured for collection. The Group hands over the collection of receivables to the financial institution once the receivables become 100 days past due.
The credit rating of the Group’s major financial institutional counterparties, with the amount of exposure for these counterparties, is presented below in carrying amounts at 31 March 2008 (cash and cash equivalents including bank overdrafts; Note 12):

	S&P Rating
Counterparty	2008	2008	2007
Citibank	AA	17,761	4,790
Mitsui Sumitomo	A-1	12,538	—
HSBC	AA-	12,328	17,760
Fortis Bank	AA-	11,837	73,913
JP Morgan	AA	858	15,580
Others	N/A	19,430	10,644

		74,752	122,687

The Group’s year-end cash balances reported in Canada and Europe were held in current accounts. The cash balances held in the US are invested in overnight Money Market Funds, which are freely obtainable the next day. The majority of the current account balances are held with banks with a minimum S&P rating of A.
Furthermore, the Group’s major derivative financial instruments (the interest rate swaps) are with Credit Suisse (S&P Rating AAA) and have at the balance sheet date a fair value of €6,388 (asset) (2007: €9,786, asset) and of €7,909 (liability) (2007: €799, liability).

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
3.1.3 Liquidity risk
Prudent liquidity risk management includes maintaining sufficient cash and marketable securities, the availability of funding from an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, Group Treasury maintains flexibility in funding by maintaining availability under committed credit lines.
Management monitors rolling forecasts of the Group’s liquidity reserve on the basis of expected cash flows.
The table below analyses the Group’s derivative financial instruments that will be settled on a gross basis into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed in the table are displayed at fair value. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

Less than 1
At 31 March 2008	year
Forward foreign exchange contracts – cash flow hedges:
– outflow	18,737
– inflow	19,289
Forward foreign exchange contracts – held for trading:
– outflow	57,396
– inflow	56,265

At 31 March 2007
Forward foreign exchange contracts – cash flow hedges:
– outflow	22,711
– inflow	22,912
Forward foreign exchange contracts – held for trading:
– outflow	29,298
– inflow	28,967
Refer to Note 18 for contractual maturity of the Group’s total borrowings.
3.2 Capital Risk Management
The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.
In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. These adjustments are subject to approval by the Board of Directors.
Consistent with others in the industry, the Group monitors its financial credibility every quarter-end with four financial covenant ratios:
•	Cash Flow Cover

•	Interest Cover

•	Consolidated Total Net Debt Cover

•	Capital Expenditure

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
These ratios were defined in close conjunction with the Group’s Senior Debt Lenders. For the relevant periods the Group has not breached the above stated ratios. The interest to be paid in the next fiscal year is depending on the actual level of the covenant ratios over the previous quarter.
3.3 Fair value estimation
The fair value of financial instruments traded in active markets (such as trading and available-for-sale securities) is based on quoted market prices at the balance sheet date. The quoted market price used for financial assets held by the Group is the current bid price. The fair value of forward foreign exchange contracts is determined using quoted forward exchange rates at the balance sheet date.
The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each balance sheet date. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining financial instruments. Fair values are derived from counterparties and are used as benchmark.
At 31 March 2008, the fair value of the Group’s cash and cash equivalents is equal to their carrying value. The carrying value less impairment provision of trade receivables and payables are assumed to approximate their fair values. The fair value of the Group’s other monetary assets and liabilities approximate carrying value due to the relatively short-term nature of these items. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
4. Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
4.1 Critical accounting estimates and assumptions
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, rarely equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are outlined below.
Estimated impairment of intangible assets
The Group evaluates identifiable intangible assets that are subject to amortisation for impairment whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Recoverability is evaluated by a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the asset.
Identifiable intangible assets not subject to amortisation are assessed for impairment when triggering events occur or at least annually. The impairment test for identifiable intangible assets not subject to amortisation consists of a comparison of the recoverable value of the intangible asset with its carrying amount. An impairment loss is recognised for the amount by which the carrying value exceeds the recoverable value of the asset. In making this assessment, management relies on a number of factors to discount anticipated future cash flows including operating results, business plans and present value techniques. Rates used to discount cash flows are dependent upon interest rates and the cost of capital at a point of time. There are inherent uncertainties related to these factors and management’s judgement in applying them to the analysis of intangible asset impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.
Estimated impairment of goodwill
The Group tests annually whether goodwill has suffered any impairment in accordance with the accounting policy stated in Note 2. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. Based on these calculations it is not likely that a reasonably possible change in a key assumption on which management has based its determination of the recoverable amount would cause the carrying amount to exceed its recoverable amount.
Income taxes
The Group is subject to income taxes in numerous jurisdictions. Significant judgement is required in determining the worldwide provision for income taxes. There are certain transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Measurement of directly operated stores
When property and equipment related to own stores are tested for impairment, the following assumptions are made:
•	The individual directly operated stores are defined as cash generating units;

•	The future discounted cash flows used for impairment tests are determined on the basis of budget planning as well as mid-term forecasting for the individual own stores.
Fair value of assets acquired in a business combination
The fair value of intangibles acquired in a business combination is determined by using valuation techniques. The Group applies judgment to select a variety of methods and makes assumptions that are mainly based on market conditions existing at the acquisition date. For more information on fair value of assets acquired in a business combination and the valuation techniques used, please refer to Note 32 Acquisitions.
4.2 Critical judgments in applying the Group’s accounting policies
Share-based compensation
In accordance with IFRS 2, the grant of equity instruments to employees and others providing similar services rendered to the Group represents a supplementary benefit provided by the Group. Under IFRS 2, for equity-settled share based payment arrangements, the Group estimates the fair value of these equity instruments at the grant date and records the value within shareholders’ equity, and where applicable this value is spread over the vesting period of the instruments. For cash-settled share based payment arrangements operated by the Company, the Group estimates the fair value of these equity instruments at each reporting date and the associated liability is spread over the vesting period of the instruments. The fair market value applied for the underlying Company’s shares is based on the shareholder value which has been derived from the Enterprise Value (‘EV’) estimated for the Company. For this estimation, EV/EBITDA multiples have been applied that were based on (i) a market approach by using trading multiples of comparable companies as a benchmark and (ii) an income approach as a cross-check in the valuation.
Management participation plans
During the year ended 31 March 2008 eligible key managers and service providers of the Group were offered the opportunity by the Company to purchase depositary receipts over Ordinary Shares of the Company (the ‘Depositary Receipts’) under the terms and conditions of the Management Co-investment Agreement (the ‘Agreement’) against payment of a predetermined subscription price. The Agreement is regarded to be an equity-settled share based payment transaction. The fair value per Depositary Receipt recognised is equal to the difference between (i) the fair market value per Depositary Receipt and (ii) the subscription price per Depositary Receipt. A related expense has been recognised in the consolidated income statement for FY2008. Also refer to Note 15 Management participation plans.
Management Option Plan
Options over Depositary Receipts (the ‘Options’) have been granted to two members of the Management Board by Tommy Hilfiger Holding S.à r.l. For certain Options grants an option price was payable by the members of the Management Board in order to receive such Options. The fair value per Option recognised is equal to the difference between (i) the fair market value per Option and (ii) any subscription price payable for each Option granted and is recognised as an expense. The fair value the Options granted to the Management Board is recognised as an employee expense with a corresponding increase in equity as a contribution from Tommy Hilfiger Holding S.à r.l. The options are regarded to be an equity-settled share based payment transaction and the fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options. The fair value of the options granted is measured using a Black & Scholes option pricing model, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Employee bonus plan
The Company has granted certificates to eligible employees, which certificates are linked to the underlying price of the Company’s shares. The certificates will be converted into a cash bonus payment at the time of an eventual change in ownership of the Company and the actual payout for each certificate is capped at €1,000 (per certificate). This bonus arrangement is regarded to be a cash-settled share based incentive arrangement under IFRS 2. The fair value of the liability is re-measured at each reporting date and for each certificate granted the fair value is currently set at the maximum pay-out level of €1,000 (per certificate). Based on communication of this plan to employees and the expected timing of such change in ownership the expense is spread over the period during which the employees become unconditionally entitled to the certificates and recognised as a liability. As at 31 March 2008, this has resulted in an income statement expense of €9,123. The total expected costs are estimated at €26,300.
Agreement with a key management member
The contract with a member of key management states various instances under which the member of key management is entitled to a payment upon pre-defined exit events. The exit events contemplated by the contract relate to sale of control of the Group or substantially all its assets. The Company concluded that based on the facts and circumstances this right is currently not relevant and therefore has valued this element of the contract at nil. Also refer to Note 36 Related party transactions.
Return and Chargeback provisions
The Group recognises various customer incentive schemes and return policies. The Group has estimated the costs associated with these schemes and policies based on statistics of historical returns and customer specific arrangements.
Revenue recognition on the sale of the sourcing business
During FY2007, the Group sold its Buying Office activities for a total consideration of €192.1 million, of which €155 million related to activities undertaken by Buying Offices owned and operated by the Group and €37.1 million related to a consideration received for additional sourcing agreed in the agreement with Li & Fung. Any net result generated by the buying offices over the period 10 May 2006 to the date of sale was presented as profit from discontinued operations in the income statement (Refer to Note 33).

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
5. Segment information
Primary reporting format — geographic segments
At 31 March 2008, the Group is organised on a worldwide basis into 4 main geographic segments.
•	United States
•	Europe
•	Canada
•	Rest of the world/other
Rest of the World operations mainly comprise Japan operations (as of February 2008), Karl Lagerfeld operations, Head Office and licensing in regions other than USA and Europe.
Intersegment transfers: segment revenue, segment expenses and segment result include transfers between business segments and between geographical segments. Such transfers are accounted for at competitive market prices charged to unaffiliated customers for similar goods. Those transfers are eliminated in consolidation.
The segment results for the year ended 31 March 2008 are as follows:

	United				Elimina-
	States	Europe	Canada	Other	tions	Total
Revenue	519,328	706,526	135,689	44,158	(36,324)	1,369,377
Intersegment revenue	(35,854)	—	—	(470)	36,324	—

Net revenue	483,474	706,526	135,689	43,688	—	1,369,377

Operating result	55,802	131,928	8,446	(30,071)	—	166,105
Finance costs, net						(149,479)
Income tax expense						(26,978)
Result for the period from continuing operations						(10,352)
Result for the period from discontinued operations						—

Result for the year						(10,352)

The segment results for the year ended 31 March 2007 are as follows:

	United				Elimina-
	States	Europe	Canada	Other	tions	Total
Revenue	533,913	545,303	126,331	19,108	(27,409)	1,197,246
Intersegment revenue	(27,409)				27,409	—

Net revenue	506,504	545,303	126,331	19,108	—	1,197,246

Operating result	(42,471)	76,764	2,688	(7,922)	—	29,059
Finance costs, net						(155,333)
Income tax expense						57,204
Result for the period from continuing operations						(69,070)
Result for the period from discontinued operations				8,943		8,943

Result for the year						(60,127)

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Significant non-cash items included in operating result for the year ended 31 March 2008 are as follows:

	United			Rest of the
	States	Europe	Canada	World/Other	Group
Depreciation and impairment	(16,344)	(20,016)	(6,524)	(852)	(43,736)
Amortisation	(3,571)	(10,278)	(1,395)	(961)	(16,205)

Total	(19,915)	(30,294)	(7,919)	(1,813)	(59,941)

Significant non-cash items included in operating result for the year ended 31 March 2007 are as follows:

	United			Rest of the
	States	Europe	Canada	World/Other	Group
Depreciation and impairment	(39,810)	(16,443)	(5,178)	(70)	(61,501)
Amortisation	(901)	(25,435)	(1,621)	(756)	(28,713)
Onerous contracts	(6,426)	—	—	—	(6,426)

Total	(47,137)	(41,878)	(6,799)	(826)	(96,640)

Segment assets consist primarily of Property and Equipment, Intangible assets, Inventories, Trade and Other receivables. Segment liabilities comprise mainly Trade and Other payables. Non-allocated assets primarily include deferred and current income tax assets, derivative financial instruments and cash and cash equivalents. Non-allocated liabilities mainly include deferred and current income tax liabilities, borrowings, other current liabilities and the shareholders loan.
Capital expenditure comprises additions to Property and Equipment (Note 6) and Intangible Assets (Note 7).
The segment assets and liabilities at 31 March 2008 and capital expenditure for the year ended are as follows:

	United			Rest of the
	States	Europe	Canada	World/Other	Un-allocated	Total
Assets	350,330	801,087	117,193	165,507	60,618	1,494,735
Liabilities	(118,994)	(114,972)	(26,229)	(40,577)	(1,211,466)	(1,512,238)
Capital expenditure	32,865	29,221	5,423	16,481	—	83,990
The segment assets and liabilities at 31 March 2007 and capital expenditure for the year then ended are as follows:

	United			Rest of the
	States	Europe	Canada	World/Other	Un-allocated	Total
Assets	387,623	722,898	131,832	32,604	143,889	1,418,846
Liabilities	(136,612)	(87,919)	(25,003)	(9,056)	(1,187,463)	(1,446,053)
Capital expenditure	31,175	30,444	15,615	30	—	77,264

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Secondary reporting format — business segments
At 31 March 2008, the Group is organised on a worldwide basis into four main business segments:
•	Retail
•	Wholesale
•	Licensing
•	Other
Retail segment comprises the distribution and sale of the Group’s products through anchor stores, satellite stores, mall stores, company stores, European outlet stores and E-commerce.
Wholesale segment comprises the distribution and sale of the Group’s products to third party retailers, including franchise operators of Tommy Hilfiger stores.
Licensing segment comprises the licensing of the Group’s brands to third parties that either produce goods (such as fragrances, handbags, watches and eyewear) not currently sold by the Group, or that operate in geographic locations where the Group currently has no operations, in each case in exchange for a royalty typically calculated as a percentage of sales.
Other Group activities mainly comprise the Group’s Karl Lagerfeld businesses as well as corporate activities such as finance, executive compensation and certain marketing costs. Neither of these constitutes a separately reportable segment.
The segment results, assets and liabilities at 31 March 2008 and capital expenditure for the year ended are as follows:

	Wholesale	Retail	Licensing	Other	Total
Revenue	727,487	590,765	46,769	4,356	1,369,377
Operating result	106,890	73,643	33,681	(48,109)	166,105
Total assets	403,673	258,254	5,362	827,446	1,494,735
Capital expenditure	19,468	36,670	—	27,852	83,990
The segment results, assets and liabilities at 31 March 2007 and capital expenditure for the year ended are as follows:

	Wholesale	Retail	Licensing	Other	Total
Revenue	668,633	479,377	45,401	3,836	1,197,247
Operating result	59,316	36,663	31,398	(98,318)	29,059
Total assets	355,466	188,153	14,610	965,817	1,524,046
Capital expenditure	18,959	58,305	—	—	77,264
Unallocated assets mainly relate to intangibles, deferred income tax assets and cash and cash equivalents.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
6. Property and Equipment
Property and equipment consists of the following at 31 March 2008:

	Furniture &	Land and	Leasehold	Computer	Machinery &
	Fixture	buildings	Improvement	Equipment	equipment	Total
At cost
31 March 2007	68,409	6,902	104,890	19,374	9,605	209,180
Additions	27,452	13,500	29,954	2,127	463	73,496
Acquisitions	1,236	—	7,312	—	—	8,548
Disposals	(3,367)	—	(3,617)	(1,290)	(192)	(8,466)
Translation	(13,818)	(369)	(17,538)	(3,046)	(1,980)	(36,751)

31 March 2008	79,912	20,033	121,001	17,165	7,896	246,007

Accumulated depreciation
31 March 2007	23,894	138	25,290	10,683	1,706	61,711
Depreciation for the period	20,791	291	16,278	3,923	2,453	43,736
Disposals	(3,093)	—	(3,183)	(493)	(192)	(6,961)
Translation	(10,254)	(37)	(10,373)	(2,364)	(1,350)	(24,378)

31 March 2008	31,338	392	28,012	11,749	2,617	74,108

Net book value at 31 March 2008	48,574	19,641	92,989	5,416	5,279	171,899

Net book value at 31 March 2007	44,515	6,764	79,600	8,691	7,899	147,469

Property and equipment consists of the following at 31 March 2007:

	Furniture &	Land and	Leasehold	Computer	Machinery &
	Fixture	buildings	Improvement	Equipment	equipment	Total
At cost
31 March 2006	—	—	—	—	—	—
Acquisitions	49,510	—	71,787	8,946	7,762	138,005
Additions	19,830	7,228	36,357	10,697	2,363	76,475
Disposals	(162)	—	(605)	—	(139)	(906)
Translation	(769)	(326)	(2,649)	(269)	(381)	(4,394)

31 March 2007	68,409	6,902	104,890	19,374	9,605	209,180

Accumulated depreciation
31 March 2006	—	—	—	—	—	—
Depreciation for the period	20,912	145	12,276	5,171	965	39,469
Impairment charges	2,881	—	12,879	5,531	741	22,032
Translation	101	(7)	135	(19)	—	210

31 March 2007	23,894	138	25,290	10,683	1,706	61,711

Net book value at 31 March 2007	44,515	6,764	79,600	8,691	7,899	147,469

Net book value at 31 March 2006	—	—	—	—	—	—

Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Years
Buildings	0-25
Machinery and equipment	3-5
Furniture and fixtures, including shop-in-shop displays	3-5

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Property and equipment includes the following amounts where the Group is a lessee under a finance lease:

	2008	2007

Cost – capitalised finance leases	19,378	11,748
Accumulated depreciation	(4,148)	(4,136)

Net book amount	15,230	7,612

Finance lease agreements entered into by the Group mainly relate to the acquisition of land and buildings, computer equipment and furniture and fixtures.
Depreciation expenses include €22,031 impairment charges for the year ended 31 March 2007. These impairment charges are the result of decisions taken after the acquisition date of Tommy Hilfiger Corporation (10 May 2006) and relate primarily to the write down of Leasehold Improvement, Furniture and Fixtures and Computer Equipment to the value in use, based on anticipated cash flows.
The impairment charges under Leasehold Improvement and Furniture and Fixtures relate to the decision to vacate part of our New York office and to the decision of not renewing certain lease contracts in New Jersey which led to an additional charge of €12,200 in FY2007. Additionally, a charge of €5,200 was recognised in FY2007, since the Group decided to abandon the implementation of the Axapta ERP system during the year. This charge is included in Computer Equipment.
During FY2007 the Group discontinued various customer door locations and certain product divisions, for which additional charges of €4,600 have been recognised in the profit and loss account.
7. Goodwill and Other Intangible Assets
As at 31 March 2008, the Group’s intangible assets and related accumulated amortisation comprise the following:

		Indefinite life	Finite life	Customer
	Goodwill	Trademark	Trademark	relationships	Software	Other	Total
At cost
Balance at 31 March 2007	94,676	468,040	8,500	107,046	6,861	9,939	695,062
Additions	—	—	—	—	10,494	—	10,494
Acquisitions	107,819	—	—	11,700	285	1,600	121,404
Disposals	—	—	—	—	—	(1,600)	(1,600)
Reclassifications	—	—	—	—	—	—	—
Exchange differences	(2,172)	(29,616)	—	(87)	(1,885)	(1,043)	(34,804)

Balance at 31 March 2008	200,323	438,424	8,500	118,659	15,755	8,896	790,556

Accumulated depreciation
Balance at 31 March 2007	—	—	756	6,344	1,715	2,319	11,134
Amortisation for the period	—	—	850	7,629	3,205	4,569	16,253
Disposals	—	—	—	—	—	(1,600)	(1,600)
Reclassifications	—	—	—	—		—	—
Exchange differences	—	—	—	(17)	(586)	(571)	(1,175)

Balance at 31 March 2008	—	—	1,606	13,956	4,334	4,716	24,612

Net book value at 31 March 2008	200,323	438,424	6,894	104,702	11,421	4,179	765,944

Net book value at 31 March 2007	94,675	468,040	7,744	100,702	5,150	7,619	683,928

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
As at 31 March 2007, the Group’s intangible assets and related accumulated amortisation comprise the following:

		Indefinite life	Finite life	Customer
	Goodwill	Trademark	Trademark	relationships	Software	Other	Total
At cost
31 March 2006	—	—	—	—	—	—	—
Acquisitions	88,587	478,256	8,500	107,198	6,357	27,019	715,917
Additions	7,471	—	—	—	789	886	9,146
Disposals	—	—	—	—	—	(17,375)	(17,375)
Exchange differences	(1,382)	(10,216)		(152)	(285)	(591)	(12,626)

31 March 2007	94,676	468,040	8,500	107,046	6,861	9,939	695,062

Accumulated depreciation
31 March 2006	—	—	—	—	—	—	—
Amortisation for the period	—	—	756	6,349	1,824	19,785	28,714
Disposals	—	—	—	—	—	(17,375)	(17,375)
Exchange differences	—	—	—	(5)	(109)	(91)	(205)

31 March 2007	—	—	756	6,344	1,715	2,319	11,134

Net book value at 31 March 2007	94,676	468,040	7,744	100,702	5,146	7,620	683,928

Net book value at 31 March 2006	—	—	—	—	—	—	—

Please refer to Note 32 for details on goodwill movements during FY2008.
Amortisation is calculated using the straight-line method over the following estimated useful lives of the assets:

Years
Finite life trademark rights	10
Customer relationships	10-15
Software	3-5
Other	1-5
Other intangible assets included an order backlog recognised on a certain acquisition. As the order backlog is fully amortised during the fiscal year it is consequently removed from the 31 March 2008 and 2007 cost and accumulated amortisation and impairment balances (shown as disposals). The remainder of the balance at 31 March 2008 and 2007 mainly relates to favourable lease contracts recognised during the FY2007 acquisition of THC.
Trademarks with indefinite useful life relate to the Tommy Hilfiger trademark. This trademark is estimated to have an indefinite useful life due to the fact that it is closely related to the total business, the high degree of brand recognition as well as its foundation a significant time ago.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Impairment tests for goodwill and Tommy Hilfiger (‘TH’) trademark
Goodwill and the TH trademark (an intangible with indefinite useful life) are allocated to the Group’s cash-generating units (“CGUs”), identified according to region of operation and business segment.
Goodwill by CGU:

	USA	Canada	Europe	RoW	Total
Balance at 31 March 2006	—	—	—	—	—
Acquisition THC	15,074	6,500	67,013	—	88,587
Other acquisitions	—	—	7,471	—	7,471
Foreign currency translation	(825)	(554)	(3)	—	(1,382)

Balance at 31 March 2007	14,249	5,946	74,481	—	94,676

Acquisitions	—	—	11,804	96,015	107,819
Foreign currency translation	(2,452)	(318)	—	598	(2,172)

Balance at 31 March 2008	11,797	5,628	86,285	96,613	200,323

TH Trademark by CGU:

	USA	Canada	Europe	RoW	Total
Balance at 31 March 2006	—	—	—	—	—
Acquisition Subsidiaries	184,411	33,210	260,635	—	478,256
Foreign currency translation	(7,384)	(2,832)	—	—	(10,216)

Balance at 31 March 2007	177,027	30,378	260,635	—	468,040

Foreign currency translation	(27,989)	(1,627)	—	—	(29,616)

Balance at 31 March 2008	149,038	28,751	260,635	—	438,424

The recoverable amount of a CGU is determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are projected using the estimated growth rates stated below. The growth rate does not exceed the long-term average growth rate for the fashion industries in which the CGU operates.
The key assumptions used in 2008 for value-in-use calculations are as follows:

	USA	Canada	Europe
Gross margin (average)
– next five years	54%	55%	60%
– after that	54%	55%	60%
Growth rate (average)
– next five years	10.5%	5.9%	10.2%
– after that	2.0%	2.0%	2.0%
Discount rate	12.3%	12.3%	12.3%
The Group determined budgeted gross margin based on past performance and its expectations for the market development. Future growth rates are displayed in the table above and differ by geography. The discount rates applied are a pre-tax discount rate of 12.3%. This discount rate was applied to all CGUs as the expected future cash flows in local currency had first been converted to € using forward rates. The Group believes that differences in the risk profile of the US operations compared to Europe and Canada have been reflected in the cash flow forecasts of the CGUs making further adjustments to the discount rate unnecessary. The Group determined that the impairment test outcome would not differ significantly when applying a discount rate for the cash flow specific currency and translating these to present value using a spot exchange rate instead.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Given the timing of the acquisition of TH Japan closely before 31 March 2008, the Group is of the opinion that no impairment exists on the goodwill recognised at 31 March 2008. Refer to Note 32.
8. Derivative financial instruments
At 31 March 2008 and 31 March 2007, the Group’s derivative financial instruments are comprised of the following:

	2008		2007
	Assets	Liabilities	Assets	Liabilities

Current: Forward foreign exchange contracts — hedge accounting	495	—	156	—
Current: Forward foreign exchange and option contracts — no hedge accounting	—	1,526	128	391
Non-current: Interest Rate Swaps — no hedge accounting	6,388	7,909	9,786	569
Current: Interest Rate Swaps — no hedge accounting	—	—	—	230

Total	6,883	9,435	10,070	1,190

Forward foreign exchange contracts
These are plain-vanilla forward contracts.
At 31 March 2008 the notional principal amounts of the outstanding foreign exchange contracts in hedge relation are purchases of US$30,500 versus CAD (2007: US$30,500).
The outstanding foreign exchange contracts not in hedge relation are at 31 March 2008:
•	Sale of €1,876 (2007: €11,316) versus US$
•	Sale of ¥ — (2007: ¥172,371) versus US$
•	Purchase of US$86,000 (2007: US$22,000) versus €
The hedged highly probable forecasted purchases of cost of goods sold, denominated in US$ that the Canadian operations designated as hedged item in cash flow hedge relation are expected to occur at various dates during 3 to 10 months. Gains and losses recognised in the hedging reserve in equity (Note 14) on forward foreign exchange contracts at 31 March 2008 will be recognised in the initial carrying value of the purchased inventory that will be received by the Group in 3 to 10 months. These inventory items will affect the income statement as costs of goods sold in the period 6 to 12 months from the balance sheet date.
Embedded forward foreign exchange contracts
The Group has reviewed its US$ denominated clothing purchase contracts €/US$ or €/CAD for embedded forward contracts. In line with IAS 39, the Group bifurcates and separately fair values these contracts if it is clear that these embedded forward contracts are not closely related to the host contract. At year end there were no significant embedded derivatives.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Interest rate swaps — no hedge accounting
The Group has entered into three interest rate swaps to off-set the effects of changing interest rates on its floating rate senior credit facility. The critical terms of these interest rate swaps, whereby the Group pays fixed interest and receives floating interest, are as follows as at 31 March 2008 and 2007:

	Contract	Contract	Fair Value		Fair Value
Notional amount	rate	maturity	31 March 2008		31 March 2007
US$220,000 (2007: US$262,500)	4.9664%	May 2010	US$	12,120 (loss)	US$	758 (loss)
CAD — (2007: CAD 87,840)	N/A	N/A		N/A	CAD	353 (loss)
€383,529 (2007: €383,529)	3.2664%	May 2010		€6,388 (gain)		€9,786 (gain)
The Group has decided not to apply hedge accounting for these interest rate swaps. The maturity date of the CAD swap was originally May 2010 but following the repayment of Term A3, B3 and C3 of the Senior Credit Facility (refer to Note 18 Borrowings) it has been unwound in April 2007.
The maximum exposure to credit risk at the reporting date is the fair value of the derivatives assets in the balance sheet.
9. Loans and other receivables
Loans and other receivables are comprised of the following as at 31 March 2008 and 2007.

	2008	2007

Rent deposits	14,524	4,511
Other	8,687	3,347

	23,211	7,858

10. Inventories
Inventory consists of the following as at 31 March 2008 and 2007.

	2008	2007

Materials (cost)	932	1,566
Finished goods (cost)	108,309	105,539
Finished goods (net realisable value)	82,148	55,642

	191,389	162,747

The cost of inventories recognised as expense and included in ‘cost of goods sold’ amounted to €559,869 (2007: €571,293). The aforementioned amount includes a write down of inventory to net realisable value of €10,060 (2007: €10,375) which amount was recognised as an expense in the period. All inventories are expected to be sold within 12 months.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
11. Trade and other receivables
Trade and other receivables are comprised as follows as at 31 March 2008 and 2007.

	2008	2007

Trade receivables	193,211	176,924
Less: provision for impairment of trade receivables	(3,850)	(3,079)

Trade receivables — net	189,361	173,845
Pre-payments and other receivables	36,840	34,894
Loans to related parties	—	3,790

	226,201	212,529
Less non-current portion	—	—

	226,201	212,529

All receivables are due within 1 year from the balance sheet date. The carrying amount of trade and other receivables and loans to related parties is a reasonable approximation of their fair values.
At 31 March 2008 trade receivables of €7,874 (2007: €7,576) were impaired and (partly) provided for. The amount of the provision was €3,850 as of 31 March 2008 (2007: €3,079). It was assessed that a portion of the receivables is expected to be recovered. The ageing of these (partly) impaired receivables is as follows:

	2008	2007

0 to 3 months	886	615
3 to 6 months	362	1,620
Over 6 months	2,602	844

	3,850	3,079

At 31 March 2008, trade receivables of €185,336 (2007: €60,224) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2008	2007

Up to 3 months	182,357	59,118
3 to 6 months	987	1,106
Over 6 months	1,992	—

	185,336	60,224

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	2008	2007

	€174,795	147,329
US$	29,925	52,033
	¥8,714	—
CAD	7,469	9,601
GBP	4,323	2,549
Other currencies	975	1,017

	226,201	212,529

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Movements on the provision for impairment of trade receivables are as follows:

	2008	2007

Opening balance	3,079	—
New consolidations	—	2,137
Provision for receivables impairment	2,059	1,142
Receivables written off during the year as uncollectible	(1,126)	(200)
Unused amounts reversed	(51)	—
Translation	(111)	—

Closing Balance	3,850	3,079

The creation and release of provision for impaired receivables have been included in selling and marketing costs in the income statement. Amounts charged to the allowance account are generally written off when there is no expectation of recovering additional cash. The other classes within trade and other receivables do not contain impaired assets.
The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable mentioned above less any insured amounts. The Group holds certain bank guarantees and letters of credit as collateral. For additional details on the credit risk we refer to Note 3.
12. Cash and Cash Equivalents
At 31 March 2008 Cash and Cash Equivalents comprises of short-term money market funds and overnight accounts at several major international financial institutions earning interest at a weighted average interest rate of 2.6% (2007: 4.8%).

	2008	2007

Cash at banks and on hand	71,192	44,983
Credit card receivables	3,560	2,151
Short-term bank deposits	—	89,493

	74,752	136,627

Cash, cash equivalents and bank overdrafts include the following for the purposes of the cash flow statement:

	2008	2007

Cash and cash equivalents	74,752	136,627
Bank overdrafts (Note 18)	—	(13,940)

	74,752	122,687

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
13. Share capital

	Number	Ordinary	Share
	of shares	shares	premium	Total

At 31 March 2006	1,800	18	18	36
Redenomination of shares	(1,800)	(18)	—	(18)
Redenomination of shares	720	18	—	18
Issuance of shares	199,280	4,982	30,118	35,100

At 31 March 2007	200,000	5,000	30,136	35,136

Management participation plans	—	—	13,787	13,787

At 31 March 2008	200,000	5,000	43,923	48,923

The share premium recognised during FY2008 is considered an informal capital contribution relating to the management participation plans. Refer to Note 15.
The authorised number of ordinary shares amounts to 800,000 (2007: 800,000) with a par value of €25 per share (2007: €25 per share). All issued shares are fully paid.
14. Other reserves

		Cumulative
	Hedging	translation	Management
	reserve	adjustments	plans	Total
Balance at 31 March 2006	—	—	—	—
Reclassification from retained earnings to hedging reserve upon acquisition	(801)	—	—	(801)
Fair value gains/(losses) in year	867	—	—	867
Tax on fair value gains	(210)	—	—	(210)
Transfers to inventory	244	—	—	244
Tax on transfers to inventory	(59)	—	—	(59)
Currency translation differences	30	266	—	296

Balance at 31 March 2007	71	266	—	337

Cash flow hedges:
Fair value gains/(losses) in year	8	—	—	8
Tax on fair value gains	(2)	—	—	(2)
Transfers to inventory	334	—	—	334
Tax on transfers to inventory	(81)	—	—	(81)
Management option plans	—	—	792	792
Currency translation differences	(26)	5,244	—	5,218

Balance at 31 March 2008	304	5,510	792	6,606

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
15. Management participation plans
Under the terms and conditions of the Agreement, Depositary Receipts have been issued to management and service providers (“Participants”) by Stichting Administratiekantoor Elmira (“STAK”). Under the Agreement members of the Management Board purchased Depositary Receipts on 10 May 2006. At or following the closing of the acquisition on 10 May 2006, an additional group of Participants (not being members of the Management Board) were offered the opportunity by Tommy Hilfiger B.V. and its shareholders to invest in Depositary Receipts under the Agreement against payment of the subscription price of €175.60 per Depositary Receipt. Between the closing of the acquisition and November 2006, additional Participants were informed that they would be entitled to purchase Depositary Receipts at this price. Between November 2006 and May 2007, the agreements governing these purchases were finalized and the subscription price was paid. According to IFRS 2, the grant date for these awards should be set at 14 November 2006, being the date when the Group and the Participants had a shared understanding of the terms and conditions of the arrangement. During the year ended 31 March 2008 additional Depositary Receipts were awarded for which the grant date was set at 1 November 2007 and for which the subscription price was set at €183 per Depositary Receipt.
If a Participant ceases to be actively involved in the Group due to termination of employment or termination of a service agreement, the STAK may request the resale and retransfer of part or all of the Depositary Receipts acquired to the STAK or any third party designated by the STAK. In the event of an initial public offering (“IPO”) or a Sale Exit the Participants are obliged to cooperate with the transfer or sale of the Depositary Receipts, or in case of an IPO it could be possible that the Depositary Receipts are exchanged in shares.
The fair value per Depositary Receipt is equal to the difference between (i) the fair market value per Depositary Receipt and (ii) the subscription price per Depositary Receipt. A related expense has been recognised in the consolidated income statement for FY2008. The details of the awards are described below. Techniques like the market approach and income approach were used to determine the fair value of the Depository Receipts. Furthermore, the Company derived fair values from counterparties, which were used as benchmark.

	Depositary Receipts awarded in
	FY 2007
	Award of	Award of
	Depositary	Depositary
Nature of the arrangement	Receipts	Receipts

Date of grant	10-May-06	14-Nov-06
Number of instruments awarded	12,000	8,490
Purchase Price per Depositary Receipt	175.60	175.60
Fair market value per Depositary Receipt	175.60	175.60
Fair Value per Depositary Receipt	—	—

Depositary Receipts awarded in
FY 2008
Award of
Depositary
Nature of the arrangement	Receipts

Date of grant	1-Nov-07
Number of instruments awarded	3,900
Purchase Price per Depositary Receipt	183
Fair market value per Depositary Receipt	3,750
Fair Value per Depositary Receipt	3,567

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
During FY2008, 300 Depositary Receipts issued in FY2007 have upon request of the STAK been retransferred to the STAK by Participants who left the Group. As at 31 March 2008 the number of outstanding Depositary Receipts amounts to 24,090 being 12.045% of the Company’s Ordinary Shares. It is the intention of the STAK to issue to key employees of the Group Depositary Receipts representing 12.5% of the Company’s Ordinary Shares.
Management Option plan
In addition to the management participation plan as described above, two members of the Management Board have on 9 November 2006 been granted by Tommy Hilfiger Holding S.à r.l. the opportunity to invest in options over Depositary Receipts (the “Options”) against payment of an option price of €3.23 per Option. On 14 November 2007, additional Options have been granted to a member of the Management Board. All Options granted have a life of eight years and five business days following the date of grant and the exercise price of the Options is set at the underlying fair market value of the Options at the date of grant. The Options vest and become exercisable following the date of IPO or Sale Exit or in the absence of such IPO or Sale Exit of the eight anniversary of the date of grant of the Options. Once vested, the Options are exercisable during a period of five business days following the vesting date.
The Options shall lapse if the option holder ceases to be active as a manager of the Group due to termination of employment (i.e. both good and bad leavers) in accordance with the provisions as contained in the Agreement. The Depositary Receipts acquired following the exercise of the Options, will substantially be subject to the terms and conditions as contained in the Agreement. Therefore, in the event of an IPO or a Sale Exit the option holders are obliged to cooperate with the transfer or sale of the Depositary Receipts, or in case of an IPO it could be possible that the Depositary Receipts are exchanged in shares.
The Option arrangement operated by the Company is regarded to be equity settled share based compensation plan. The fair value per Option is equal to the difference between (i) the fair market value per Option and (ii) any subscription price payable for each Option granted and is recognised as an expense.
The details of the awards and the assumptions applied when determining the fair value of the Options to be recognised are described below.

Arrangement	Grant of Options in FY 2007	Grant of Options in FY 2008
Date of grant	9 November 2006	14 November 2007
Number of instruments granted	10,980	1,000
Exercise price (in €)	2,842	2,810
Share price at the date of grant	175	3,750
Contractual life (years)	8 years and 5 business days	8 years and 5 business days
Settlement	Equity settled	Equity Settled
Expected volatility (%)	40	60
Risk-free interest rate (%)	4.02	4.11
Expected dividend (dividend yield)	Nil	Nil
Expected forfeiture rates (grant date)	Nil	Nil
Purchase Price Options	3.23	Nil
Fair Value Option	0	2,694
Valuation model	Black & Scholes	Black & Scholes

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Given that the Shares of the Company are currently not listed, no historical data was available to determine the expected volatility. Therefore, the expected volatility for the Options is based on historical volatility determined on the basis of an analysis of the daily share price movements of the shares of comparable listed entities.
A reconciliation of the movements in the number of Options can be summarised as follows:

Outstanding at 31 March 2007	10,980
Granted during FY2008	1,000
Forfeited during FY2008	Nil
Exercised during FY2008	Nil
Expired during FY2008	Nil
Outstanding at 31 March 2008	11,980
Exercisable at 31 March 2008	Nil
The ordinary shares of the Company underlying these Depository Receipts represent 5.99% of the Company’s ordinary shares outstanding. No expense has been recognised for the above mentioned participation plan in the consolidated financial statements in FY2007, given the fact that the fair value at the date of grant is nil and an expense of €792 has been included for the Options in FY2008.
Instead of exercising Options, members of the Management Board are entitled to resell their Options to the STAK at a purchase price to be determined by reference to a public offering price per share in an initial public offering of the Company. It is the intention of Stichting Administratiekantoor Elmira to issue Options to key employees of the Group Options representing 7.5% of the Company’s Ordinary Shares.
Employee Bonus plan
The Group has provided part of a cash bonus to be paid to eligible employees at the time of an eventual change in ownership of the Company based on communication of this plan to employees and the expected timing of such change in ownership. Under this cash settled plan a total of 26,300 instruments were granted in September and November 2007 at a purchase price of nil and a fair value of €1,000 per instrument. In FY2008 this has resulted in an expense of €9,123. The total expected costs are estimated at €26,300.
16. Dividends
No dividend in respect of the year ended 31 March 2008 is proposed at the Annual General Meeting on 25 June 2008. No dividends were paid in 2007.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
17. Trade and other payables

	2008	2007

Trade payables	62,176	30,131
Letters of credit payable	—	6,780
Social security and other taxes	13,596	7,021
Accrued rent	3,452	7,319
Accrued payroll	34,332	25,075
Accrued accounts payable	23,214	31,758
Accrued expenses	50,100	38,805
Deferred income	3,667	3,863
Deferred consideration (Note 32)	57,211	—
Other payables	25,864	9,790

	273,612	160,542

Deferred consideration payable
Consideration relates to purchase price payable to former Tommy Hilfiger Japan Corporation shareholders. The non-current portion is classified accordingly (see Note 19).
18. Borrowings
Borrowings consist of the following as at 31 March 2008 and 2007:

	2008	2007
Non-current
Senior debt	445,899	486,069
Mezzanine loan	100,000	100,000
Paid in kind interest on Mezzanine loan	10,248	4,315
Unamortised loan fees	(18,734)	(26,056)
Finance lease liabilities	11,760	6,619

	549,173	570,947

Loan from related party (Note 33)	410,884	360,398

	960,057	931,345

Current
Short term portion of senior debt	11,736	104,749
Short term borrowings	8,800	—
Bank overdrafts (Note 12)	—	13,940
Finance lease liabilities	4,272	1,135
Interest payable	6,168	7,838
Unamortised loan fees	(4,033)	(4,342)

	26,943	123,320

Total borrowings	987,000	1,054,665

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Senior debt facility
At closing of the THC acquisition on 10 May 2006 the Group entered into a €1,000 million Senior Facility Agreement via three lead arrangers, which can be summarised below:

	Amount
Facility	(in € millions)	Tenor	Repayment
	In € millions
Term Loan A *	190	7 years	Amortising
Term Loan B	250	8 years	Bullet
Term Loan C	250	9 years	Bullet
Revolving Credit Facility	235	7 years	Bullet
Restructuring Facility	75	7 years	Amortising
	1,000

*	Average life of 4.75 years
Interest is based on the prevailing Euribor rate for the € denominated loans and the US$ LIBOR rate for the US$ denominated loans plus a margin, which may vary between 1.25 and 2.75.
Following completion of post-closing debt pushdown, the Senior Facilities were split into three currencies.
At 31 March 2008 the senior facility term loans can be specified as follows:

In millions	€	US$		Total
	€	US$	€	€

Term Loan A	80.6	90.6	57.3	137.9
Term Loan B	112.8	126.8	80.2	193.0
Term Loan C	112.8	—	—	112.8

	306.2	217.4	137.5	443.7

At 31 March 2007 the senior facility term loans can be specified as follows:

In millions	€	US$		Total
	€	US$	€	€

Term Loan A	85.7	96.4	72.4	158.1
Term Loan B	112.8	126.8	95.3	208.1
Term Loan C	112.8	126.8	95.3	208.1

	311.3	350.0	263.0	574.3

The Term Loans were drawn at 10 May 2006, with proceeds used to finance the acquisition of Tommy Hilfiger Corporation, repay existing debt and pay related fees and expenses.
The Senior Facilities benefit from a first ranking security package and certain guarantees. Furthermore, the Facilities are subject to a financial covenant package, comprising of a minimum cash coverage, minimum interest coverage, maximum leverage and maximum annual capital expenditure.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
During the FY2007, the Group repaid the Canadian Term Loan A, B and C, while in FY2008 the Group repaid the US$ denominated Term Loan C.
At 31 March 2008 €13,913 or US$22,000 (2007: €16,526 or US$22,000) was drawn under the restructuring facility and no draw downs are made under the Revolving Credit Facility.
Mezzanine Facility
The Group has access to a €100 million Mezzanine Facility, which is fully drawn at 31 March 2008. The interest rate on the Mezzanine comprises Euribor + 4.5% cash and 5.5% roll-up interest. The facility is contractually subordinated to the Senior Facility via an intercreditor agreement and benefits from secondary ranking positions in the same security package and guarantees as the Senior Facilities.
Loan fees
Fees incurred for the Senior debt and the Mezzanine facility are amortised straight-line over the average contractual term of the related borrowings (initially 8 years).
Effective interest rate
Due to the fees incurred for the Senior debt and the Mezzanine facility the effective interest rate for these loans is 0.62% (2007: 0.43%) higher than the aforementioned lending rate including the margin.
Related party loan
The shareholder provided a €320,452 subordinated loan for a term of 10 years, however payable on demand, bearing interest at 14% per annum. The loan contains an option for the Company to extend the loan under the same conditions after 10 years. This option qualifies as an embedded derivative, which at the balance sheet date has a value of zero (2007: nil).
The contractual maturity of the Group’s total borrowings is as follows:

	2008	2007

6 months or less	5,868	119,612
6-12 months	5,868	3,707
1-5 years	540,469	456,751
Over 5 years	434,795	474,595

	987,000	1,054,665

The exposure of the Group’s borrowings (excluding the shareholders’ loan, finance leases and bank overdrafts) to interest rate changes and the contractual re-pricing dates before and after the effect of the interest rate swap at the balance sheet dates are as follows:

	Less than 1	Between 1 and 2	Between 2 and 5
	year	years	years

Senior debt	457,635	—	—
Mezzanine loan	110,248	—	—
Short term borrowings	8,800	—	—
Interest swap	(522,664)	—	522,664

Total	54,019	—	522,664

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
The fair value of current borrowings equal their carrying amount, as the impact of discounting is not significant.
The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	2008	2007

	€821,960	772,968
US$	149,303	274,795
	¥9,381	—
CAD	6,356	6,902

	987,000	1,054,665

Finance lease
Finance lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default.

	2008	2007
Gross finance lease liabilities – minimum lease payments:
No later than 1 year	4,631	1,158
Later than 1 year and no later than 5 years	8,574	2,720
Later than 5 years	6,531	7,752

	19,736	11,630
Future finance charges on finance leases	(3,702)	(3,876)

Present value of finance lease liabilities	16,034	7,754

The present value of finance lease liabilities is as follows:
No later than 1 year	4,272	1,135
Later than 1 year and no later than 5 years	8,038	2,314
Later than 5 years	3,724	4,305

	16,034	7,754

The Group entered into various financial lease arrangements:
In the United States, the Group has entered into lease arrangements with respect to certain IT related hardware, with remaining terms of two-three years at 31 March 2008. Lease payments are not contingent and no specific material restrictions are imposed by the lessor. The lease arrangements have a monthly extension period, a fair market value purchase option, but no escalation clauses.
In Canada, the Group has entered into a lease arrangement with respect to a new office and distribution centre during 2007, with a remaining term of 14 years at 31 March 2008. Lease payments are not contingent and no specific material restrictions are imposed by the lessor. After the original 15 years’ term of the arrangement, two renewal options of 5 years (each) exist; no purchase options or escalation clauses exist under the arrangement.
In Europe, the Group has entered into lease arrangements with respect to certain IT related hardware with remaining term of less than one year. Lease payments are not contingent and no specific material restrictions are imposed by the lessor. No renewal, purchase options or escalation clauses exist under the arrangement.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
In Japan, the Group has entered into lease arrangements with respect to certain IT related hardware and in store furniture and fixtures with remaining terms varying between 3 to 5 years. Lease payments are not contingent and no specific material restrictions are imposed by the lessor. No renewal, purchase options or escalation clauses exist under the arrangement.
19. Other non current liabilities
Other non current liabilities consist of the following at 31 March 2008 and 2007:

	2008	2007

Deferred rent	26,980	26,808
Deferred revenue	35,031	34,564
Deferred consideration	26,212	—
Deferred landlord contributions	3,516	3,957
Other	1,573	1,014

	93,312	66,343

Deferred revenue
The balance largely relates to deferred income recognised on the sale of the buying offices in FY2007. With the sale the Group received an upfront payment from the buyer. This payment was deferred and is expected to be realised over 10 years. The deferred income expected to be realised in the coming year is included in current liabilities (see Note 17).
Deferred consideration payable
Consideration relates to purchase price payable to former Tommy Hilfiger Japan Corporation shareholders. The current portion is classified accordingly (see Note 17).
20. Deferred income tax
The components of deferred tax assets and liabilities have the following maturities at 31 March 2008 and 2007:

	2008	2007
Deferred income tax assets:
– Deferred income tax asset to be recovered after more than 12 months	107,486	128,126
– Deferred income tax asset to be recovered within 12 months	24,994	31,786

	132,480	159,912
Deferred tax liabilities:
– Deferred income tax liability to be recovered after more than 12 months	189,508	188,874
– Deferred income tax liability to be recovered within 12 months	289	2,042

	189,797	190,916

Deferred income tax (liabilities)/assets, net	(57,317)	(31,004)

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority. As such deferrals within fiscal groups in the US, Canada and The Netherlands are offset, leading to the following net deferred tax assets and liabilities which are disclosed on the balance sheet.

	2008	2007

Deferred tax assets	34,458	54,712
Deferred tax liabilities	(91,775)	(85,716)

	(57,317)	(31,004)

The gross movement on the deferred income tax account is as follows:

	2008	2007

Beginning of the reporting period	(31,004)	1,071
Acquisition of subsidiaries	(1,571)	(93,528)
Income statement charge (Note 28)	(16,878)	62,161
Charged directly to equity	(83)	—
Exchange differences	(7,781)	(708)

End of the reporting period	(57,317)	(31,004)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:
Deferred tax assets

	Total Tax		Fair value	Provisions
	losses	Depreciation	changes	and others	Total
At 31 March 2006	—	—	3,161	—	3,161

Acquisition of subsidiaries	47,463	20,439	—	43,166	111,068
(Charged)/credited to the income statement	67,459	(9,646)	(3,161)	(3,723)	50,929
Exchange differences	(3,107)	(505)	—	(1,634)	(5,246)

At 31 March 2008	111,815	10,288	—	37,809	159,912

Acquisition of subsidiaries (Note 32)	—	290	—	(1,168)	(878)
(Charged)/credited to the income statement	(22,469)	(1,994)	7,120	6,482	(10,861)
Exchange differences	(9,638)	(2,540)	120	(3,635)	(15,693)

At 31 March 2009	79,708	6,044	7,240	39,488	132,480

Deferred income tax assets are recognised for tax loss carry forwards to the extent that the Group believes that the realisation of the related tax benefit through the future taxable profits is probable. The Group did not recognise deferred income tax assets of €19,367 (2007: €24,929) in respect of losses and tax credits amounting to €79,708 (2007: €78,568), that can be carried forward against future taxable income. Furthermore the group did not recognise deferred income tax assets for deductible temporary difference amounting to €450 (2007: €541).
The tax losses carry forward can be carried forward against future taxable income and start to expire in 2012. The tax credits can be carried forward against future taxable foreign source income and start to expire in 2012.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Deferred tax liabilities

		Fair value
		changes
	Intangibles	and others	Total

At 31 March 2006	—	2,090	2,090
Acquisition of subsidiaries (Note 32)	197,079	7,517	204,596
Charged/(credited) to the income statement	(8,612)	(2,620)	(11,232)
Exchange differences	(4,200)	(338)	(4,538)

At 31 March 2007	184,267	6,649	190,916

Acquisition of subsidiaries	2,536	(1,843)	693
Charged/(credited) to the income statement	619	5,398	6,017
Charged directly to equity	—	83	83
Exchange differences	(8,601)	689	(7,912)

At 31 March 2008	178,821	10,976	189,797

Deferred income tax liabilities of €3,206 (2007: €3,310) have not been recognised for the withholding tax and other taxes that would be payable on unremitted earnings of certain subsidiaries. Such amounts are permanently reinvested. At 31 March 2008 €64,128 unremitted earnings exist (2007: €66,195).
21. Employee retirement benefit
Defined contribution plan:
The Group maintains employee savings plans for eligible U.S. employees. The Group’s contributions to the plans are discretionary with matching contributions of up to 50% of employee contributions up to a maximum of 6% of an employee’s compensation. For the year ended 31 March 2008, the Group made plan contributions of €773 (2007: €1,030).
In Europe the Group operates various pension plans:
•	certain employees participate in a savings plan, whereby contributions to the plan are discretionary with matching contributions
•	a collective pension plan for employees who have been employed for at least one year, provided they met certain criteria. The pension plan is a defined contribution plan and the Group pays 50% of the pension contribution for the employee, which can range between 3% and 5% of the employee’s salary depending on the employee’s age. Total pension costs amount to €1,072 (2007: €1,046).
The Company maintains employee savings plans for eligible Canadian employees. The Company’s contributions to the plans are discretionary with matching contributions of up to 50% of employee contributions up to a maximum of 3% of an employee’s compensation. For the period ended 31 March 2008, the Group made plan contributions of €133 (2007: €124).
Defined benefit plan:
The Group maintains a supplemental executive retirement plan which provides certain members of senior management with a supplemental pension. The supplemental executive retirement plan is an unfunded plan. The Group uses a 1 April measurement date, beginning of the year, for its supplemental executive retirement plan. The plan is frozen, as a result participants will no longer accrue any additional benefits and future salary increases will no longer be taken into account.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Other post employment benefits relate to a payment to a member of key management in the event of his death or termination following his disability. His employment agreement provides for payment of the full amount otherwise payable to him for the fiscal year which includes his death or termination following disability, and for the following fiscal year.
The benefit obligation and funded status of the supplemental executive retirement plan is as follows:

	2008	2007
Balance sheet obligations for:
– Pension benefits	8,167	9,547
– Other post employment benefits	1,751	—

	9,918	9,547

Income statement charge for:
– Pension benefits (included in finance costs, net)	555	592
– Other post employment benefits (included in employee expenses)	1,710	—

	2,265	592
The amounts recognised in the balance sheet are determined as follows:

	2008	2007

Present value of unfunded obligations	9,619	9,966
Unrecognised actuarial gains / (losses)	299	(419)

Liability in the balance sheet	9,918	9,547

There are no pension plan assets. The movement in the defined benefit obligation over the year is as follows:

	2008	2007

Beginning of period	9,966	—
Liabilities acquired in a business combination	—	9,757
Current service cost	1,710	—
Interest cost	555	592
Actuarial losses/(gains)	(718)	419
Benefits paid	(369)	(406)
Exchange differences	(1,525)	(396)

End of period	9,619	9,966

The amounts recognised in the income statement are as follows:

	2008	2007

Current service cost	1,710	—
Interest cost	555	592
Net actuarial losses recognised during the year	—	—

	2,265	592

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
The principal actuarial assumptions used were as follows:

	2008	2007

Discount rate	6.50%	6.09%
Expected return on plan assets	N/A	N/A
Future salary increases	N/A	N/A
Future pension increases	N/A	N/A
Mortality rate
Assumptions regarding future mortality experience are set based on advice, published statistics and experience in each territory.
The average life expectancy in years of a pensioner retiring at age 65 on the balance sheet date is as follows:

	2008	2007

Male	19.4	19.4
Female	19.4	19.4
The Group currently estimates total payments under the supplemental executive retirement plan will be approximately €334 in each of FY2008 through FY2011, and €1,581 in the aggregate for FY2012 through FY2016.

	2008	2007
As at 31 March
Present value of defined benefit obligation	9,619	9,966
Fair value of plan assets	—	—

Deficit/(surplus)	9,619	9,966

Experience adjustments on plan liabilities	(646)	419

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
22. Provisions
The components of the provisions are as follows:

	Returns and		Asset	Onerous
	Charge backs	Restructuring	retirement	contracts	Others	Total

At 31 March 2006	—	—	—	—	—	—
Provisions assumed in business combinations	58,813	2,848	2,152	—	173	63,986
Additional provisions	34,808	43,020	—	6,426	1,362	85,616
Used during year	(54,621)	(43,659)	(388)	—	(166)	(98,834)
Exchange differences	(1,077)	(93)	(74)	(179)	(39)	(1,462)

At 31 March 2007	37,923	2,116	1,690	6,247	1,330	49,306

Provisions assumed in business combinations	—	—	3,058	—	1,150	4,208
Additional provisions	28,232	4,267	134	1,887	1,077	35,597
Used during year	(34,537)	(2,042)	—	(1,002)	(1,234)	(38,815)
Transfer to liabilities	—	—	—	(4,759)	—	(4,759)
Exchange differences	(2,874)	(220)	(277)	(408)	130	(3,649)

At 31 March 2008	28,744	4,121	4,605	1,965	2,453	41,888

Analysis of total provisions	2008	2007

Non-current	7,213	4,125
Current	34,675	45,181

	41,888	49,306

Returns and Charge backs
The Group has various customer incentive schemes and return policies. A provision is recognised for the present value of costs to be incurred in these schemes as well as for the amount of expected returns of sold merchandise. It is expected that the full amount will be used during FY2009.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
23. Revenue
The amount of each significant category of revenue recognised during the period, including revenue arising from:

	2007/2008	2006/2007

Sales of goods	1,319,335	1,148,819
Royalties	50,042	48,428

	1,369,377	1,197,247

24. Depreciation and Amortisation

	2007/2008	2006/2007

Depreciation (Note 6)	43,736	39,469
Amortisation (Note 7)	16,205	28,713
Impairment of property and equipment (Note 6)	—	22,032

	59,941	90,214

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
25. Finance costs, net

	2007/2008	2006/2007

Interest expense
Bank overdrafts	219	2,226
Senior debt	31,022	44,673
Mezzanine loan	15,656	12,231
Loan from related parties	50,596	39,946
Finance lease liabilities	538	38
Former THC Bonds and notes (redeemed in December 2007)	—	3,661
Amortisation of loan fees – former THC	—	3,687
Amortisation of loan fees – new debt	6,678	6,547
Net foreign exchange loss on financing activities	35,266	—
Premium and loss on contingent forward FX contracts	1,408	53,113
Bank charges, facility fees and other interest	3,691	1,771
Fair value loss on interest rate swaps, net	11,758	—

Financial expense	156,832	167,893

Finance income – Interest income on short-term bank deposits	3,747	3,052
Fair value gains on interest rate swaps, net	—	2,627
Net foreign exchange gain on financing activities	—	4,944

Financial income	3,747	10,623

Finance costs, net	153,085	157,270

26. Expenses by nature

	2007/2008	2006/2007

Employee benefit expense (Note 27)	209,201	214,756
Distribution expenses	17,944	13,063
Advertising and marketing expense	52,836	43,383
Operating lease expense	65,485	56,256
Other expenses	235,798	178,257

	581,264	505,715

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Operating lease expenses recognised for FY2008 and FY2007 are as follows:

	2007/2008	2006/2007

Minimum lease payment	60,110	52,878
Contingent rent	5,375	3,378

Operating lease expense	65,485	56,256

Other expenses are mainly made up of utilities and facilities expenses, consulting, legal fees and other general and administrative expenses.
Research and development expenditure recognised as an expense during the period is €3,283 (2007: €3,425).
27. Employee benefit expense

	2007/2008	2006/2007

Wages and salaries	177,274	142,706
Restructuring costs	2,235	41,837
Social security costs	24,532	26,644
Pension costs — defined contribution plans	2,134	2,101
Pension costs — defined benefit plans (Note 21)	2,265	592
Other post employee benefit expenses	761	876

	209,201	214,756

The number of full time equivalents as at 31 March 2008 is 6,458 (2007: 4,725).
28. Income tax (expense)/credit
Multinational groups of the size of Tommy Hilfiger are exposed to varying degrees of uncertainty related to tax planning and regulatory reviews and audits. The Group accounts for its income taxes on the basis of its own internal analyses, supported by external advice. The Group continually monitors the global tax position, and whenever uncertainties arise, they assess the potential consequences and either accrue the liability or disclose a contingent liability in its financial statements, depending on the strength of the position and the resulting risk of loss.

	2007/2008	2006/2007

Current tax	(10,100)	(4,957)
Deferred tax (Note 20)	(16,878)	62,161

	(26,978)	57,204

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
The tax on the Group’s loss before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities as follows:

	2007/2008	2006/2007

Profit / (loss) before tax	16,625	(126,274)

Tax calculated at domestic tax rates applicable to profits in the respective countries	(16,290)	45,960
Income not subject to tax	16,356	4,759
Expenses not deductible for tax purposes	(20,047)	(894)
Changes in tax rates	(1,564)	(3,799)
Tax losses for which no deferred income tax asset is recognised	230	(4,836)
Adjustments in filing positions	(3,314)	—
Utilisation of tax credits	(1,191)	—
Tax benefit deemed dividend	—	14,009
Others	(1,158)	2,005

Tax charge	(26,978)	57,204

The tax calculated at domestic tax rates can be divided into two following items:

Tax calculated at Dutch group tax rate of 25.5%	(4,239)
International rate differences	(12,031)
The weighted average applicable tax rate was 29.5% (2007: 36.4%). During FY2008, acquisitions were made in jurisdictions with applicable tax rates varying between 30.2% to 40.7%.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
29. Earnings per share

	2008/2007	2007/2006

Result coming from continuing operations	(10,352)	(69,070)
Result coming from discontinued operations	—	8,943

Result for the period	(10,352)	(60,127)

Weighted average number of ordinary shares in issue	200,000	178,822
Dilutive potential ordinary shares	—	—

Adjusted weighted average number of ordinary shares	200,000	178,822

Result from continuing operations
– Basic	(0.05)	(0.39)
– Diluted	(0.05)	(0.39)

Result from discontinued operations
– Basic	—	0.05
– Diluted	—	0.05

Result for the year
– Basic	(0.05)	(0.34)
– Diluted	(0.05)	(0.34)
Basic
Basic earnings per share is calculated by dividing the profit attributable to equity holders of the company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the company and held as treasury shares.
Diluted
Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
30. Cash generated from operations

	2007/2008	2006/2007
Gain/(loss) before income tax from continuing operations	16,627	(126,274)
Profit before income tax from discontinued operations	—	11,259

Adjustments for:
– Depreciation (Note 24)	43,736	39,469
– Amortisation (Note 24)	16,205	28,713
– Impairment charge	—	22,031
– Expenses directly through equity	13,489	—
– Change in provisions	(76)	(13,218)
– Changes in non current liabilities	40,628	34,321
– (Profit)/loss on disposal of property and equipment (see below)	—	1,792
– Increase in retirement benefit obligations	174	186
– Finance costs — net (Note 25)	153,085	157,270
– Change in other long term assets	(1,562)	12,699
– Change in operational financial derivative	997	—
Changes in working capital (excluding the effects of acquisition and exchange differences on consolidation):
– Inventories	(30,869)	6,690
– Trade and other receivables	2,152	(46,315)
– Trade and other payables	(27,018)	(42,723)

Cash generated from operations	227,567	85,900

In the cash flow statement, proceeds from sale of property and equipment comprise:

	2007/2008	2006/2007
Net book amount	—	1,792
Profit/(loss) on disposal of property and equipment	—	(1,792)

Proceeds from disposal of property and equipment	—	—

Non-cash transactions
The principal non-cash transaction in FY2008 is the purchase of property & equipment for an amount of €13,500 which has been paid in April 2008 and the deferred consideration regarding the acquisition of TH Japan amounting to €78,552.
The principal non-cash transaction for FY2007 were finance lease arrangements entered into for an amount of €6,902.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
31. Commitments and Contingencies
Capital commitments
Capital expenditure contracted for at the balance sheet date but not yet incurred is as follows:

	2008	2007

Property and equipment	—	6,173
Intangible assets	2,513	11,261

	2,513	17,434

Inventory purchase commitment
Under the buying agent agreement the Group is committed to certain minimal goods purchases.
Operating Leases
In the United States, the Group leases office, warehouse and showroom space, retail stores and office equipment under operating leases, which expire not later than 2020. These rental agreements are predominantly based on minimum lease payments. These are also leases with agreements on contingent rents (particularly sales-dependent rent). Most of the real estate leases also include renewal clauses which may, or may not, define the base rent during the renewal period.
In Canada, the Group leases office, warehouse and showroom space, retail stores, automobiles and office equipment under operating leases, which expire not later than 2022. Most of the leases of the retail stores have a percentage rent clause, which stipulates that if the stated percentage of the store’s annual sales exceeds the base rent paid for the year, then the lessee must pay the difference as percentage rent. Most of the real estate leases also include renewal clauses which may, or may not, define the base rent during the renewal period.
In Europe, the Group leases office, warehouse and showroom space, retail stores and office equipment under operating leases, which expire not later than 2023. The retail related rental agreements are predominantly based on minimum lease payments. These are also leases with agreements on contingent rents (particularly sales-dependent rent). Most of the real estate leases also include renewal clauses which may, or may not, define the base rent during the renewal period.
The above rental agreements are predominantly based on minimum lease payments; however there are also a significant number of lease agreements on contingent rents (particularly sales-dependent rent). The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	2008	2007

No later than 1 year	73,310	56,502
Later than 1 year and no later than 5 years	224,736	203,438
Later than 5 years	157,827	164,815

	455,873	424,755

Guarantees
The Group provided guarantees in the amount of €43,522 (2007: €5,621) and deposits of €146 (2007: €135).

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Letters of credit
The Group was contingently liable at 31 March 2008 for unexpired bank letters of credit of €446 (2007: €14,410) related to commitments for the purchase of inventories and bank guarantees of €17 (2007: €9,310). The decrease in letters of credits is caused by the fact that the European operations have stopped using this method of payment in November 2007.
Legal matters
On 24 September 2004, Tommy Hilfiger Corporation (‘THC’) announced that it had received a grand jury subpoena issued by the United States Attorney’s Office for the Southern District of New York (“USAO”) seeking documents generally related to domestic and/or international buying office commissions paid since 1990.
Following THC’s September 2004 announcement of the investigation, approximately eleven purported shareholder class action lawsuits were filed in the United States District Court for the Southern District of New York (the “District Court”) against THC, as well as certain current and former officers and directors of THC. The District Court consolidated the purported shareholder class action lawsuits, and appointed lead counsel and lead plaintiffs. The lead plaintiffs filed a consolidated, amended complaint on 13 May 2005. On 1 August 2005, THC filed a motion to dismiss the complaint. On 30 September 2005, THC and lead plaintiffs agreed to a new schedule, which was subsequently ordered by the District Court, pursuant to which lead plaintiffs filed a Second Consolidated Amended Complaint on 31 October 2005, and THC filed a new motion to dismiss on 5 December 2005. In July 2007, the District Court denied the motion to dismiss the complaint. On 28 September 2007 THC filed an answer to the operative complaint. On 1 May 2008 THC (and the other defendants) reached an agreement in principle to settle the class action lawsuit with funds provided by THC’s directors and officers insurance. THC expects that the defendants will enter into a formal stipulation of settlement with lead plaintiffs in the near future. This settlement, which will be subject to approval by the Court, will be in full satisfaction of all claims asserted, or which could have been asserted, by the shareholder class.
The Company has not recorded any provision for potential loss associated with this matter, other than the own risk of the insurance.
The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Although the outcome of these other claims cannot be predicted with certainty, the Company does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial condition or results of operations.
Change of shareholder
The Company will incur the following liabilities in case a majority of its shares are transferred to a new shareholder or group of shareholders:
• fees towards external advisors — there will be fees payable of at least €5,000, which are partly dependent upon the form of the transaction and the price of the shares;
• bonus plan towards employees — The Company has provided part of a cash bonus to be paid to eligible employees at the time of an eventual change in ownership of the Company based on communication of this plan to employees and the expected timing of such change in ownership. In FY2008 this has resulted in an expense of €9,123. The total expected costs are estimated at €26,300.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Tax liability member key management
The Company has entered into an agreement with a member of key management (the ‘Agreement’) pursuant to which the Company will reimburse the member of key management, an amount not to exceed €30 million for seventy-five (75) percent of (i) the amount of United States taxes payable by the member of key management with respect to the removal or lapse of certain restrictions on the ordinary shares of €25 each underlying the Depositary Receipts acquired by the member of key management on the Management Buyout and (ii) the amount of taxes payable by the member of key management on the receipt of payments under the Incremental Agreement. In addition, the member of key management has agreed to extend from May 2008 to May 2010 the expiration date of certain forfeiture restrictions applicable to the ordinary shares of €25 each underlying the Depositary Receipts the member of key management acquired upon the Management Buyout.
32. Acquisitions
During FY2008 the Group entered into the following main acquisitions:
Acquisition of Lexington Clothing Handels GmbH in Austria and Madison AG in Switzerland
On 15 May 2007 the Group acquired 100% of the shares in Lexington Clothing Handels GmbH in Austria and Madison AG in Switzerland, the Group’s sales agents in those countries, for a cash purchase price of €4,551. Net assets acquired amounted to €185 and the difference of €4,366 has been allocated to goodwill. By bringing these activities in-house the Group expects to better service these markets, thereby increasing sales. The Group is no longer required to pay commissions to these agents.
Acquisition of Tommy Hilfiger Footwear GmbH
On 18 September 2007, the Group acquired 100% of the share capital of Tommy Hilfiger Footwear GmbH, a wholesale business in shoes and related goods, for a purchase consideration of €27,500. Net assets acquired amounted to €20,300 and the difference of €7,200 has been allocated to goodwill. The acquired entity, licensee for Tommy Hilfiger Footwear of the Group in Europe, contributed revenue of €36,930 and net gain of €940 for the period ended 31 March 2008. If the acquisition would have occurred on 1 April 2007, contribution to Group revenue would have been approximately €70.6 million and to Group net result would have been approximately €3.2 million for the period 1 April 2007 to 31 March 2008. Total revenue and net result have been calculated using the Group’s accounting policies.
Acquisition of Tommy Hilfiger Japan Corporation
On 25 January 2008, the Company effectively acquired control over Tommy Hilfiger Japan Corporation (“THJC”). The purchase consideration consists of €31.9 million paid before 31 March 2008 and a deferred consideration of €83.8 million. Net assets acquired amounted €19.7 million, resulting in goodwill of €96.0 million. These deferred payments are partly by means of preferred dividends payable by THJC and partly cash. One of the selling shareholders will remain as a non-voting preference shareholder of THJC and will receive preferred dividends through 2013, at which time the shares are callable by the Company. Based on the specific characteristics of the preferred shares, no minority shareholding rights are applicable and as a result no minority share is retained in shareholders’ equity.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Regarding the acquisitions entered into during FY2008, the net assets acquired and goodwill are as follows:

Purchase consideration:
– Consideration paid / payable	146,122
– Direct costs relating to the acquisition	1,941

Total purchase consideration	148,063
Fair value of net assets acquired	40,244

Goodwill	107,819

The goodwill is attributable to the workforce of the acquired business, expected synergies and other benefits from combining the acquirees’ net assets with those of the Group, ability to earn a higher rate of return on an assembled collection of net assets, and deferred taxes arising from fair value adjustments after the Group’s acquisitions.
The assets and liabilities arising from the acquisitions are as follows:

		Acquiree’s carrying
	Fair value	amount
Cash and cash equivalents	21,313	21,313
Property and equipment	8,699	8,699
Customer relationships (included in intangibles)	11,700	—
Other intangibles (order backlog, favourable leases, software)	1,849	249
Net non-operating assets	6,096	10,283
Net working capital	44	(1,069)
Borrowings	(7,886)	(7,886)
Deferred tax liabilities	(1,571)	—

Net assets acquired	40,244	31,589

Purchase consideration (to be) settled in cash		148,063
Cash and cash equivalents in subsidiary acquired		(21,313)

Total cash outflow on acquisition		126,750

– Cash outflow on acquisition during FY2008, net		42,930
– Deferred consideration and direct costs payable		83,820
The following valuation methods for the acquired assets have been applied:
Inventory: the comparative sales valuation is applied for estimating the fair value of acquired inventories. From the sales value of the inventories, the cost to complete for selling, advertising and general administration and a reasonable profit allowance were deducted.
Intangible assets: the excess earnings method is applied for trademarks. The respective future cash flows are identified and adjusted in order to eliminate all elements not associated with these assets.
The excess of the acquisition cost paid over the net of the amounts of the fair values assigned to all assets acquired and liabilities assumed, taking into consideration the respective deferred taxes, is referred to goodwill. Any acquired asset that does not meet the identification and recognition criteria for an asset is included in the amount recognised as goodwill.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
During FY2007 the Group entered into the following acquisitions:
Acquisition Tommy Hilfiger Corporation
On 10 May 2006, the Group acquired 100% of the share capital of THC, a group of companies that designs, sources and markets men’s and women’s sportswear and activewear, jeanswear and childrenswear under the Tommy Hilfiger and Karl Lagerfeld trademarks. Related products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong and other countries in the Far East. The acquired business contributed revenues of €1,184 million and a net gain of €70.5 million to the Group for the period from 10 May 2006 to 31 March 2007. If the acquisition had occurred on 1 April 2006, Group revenue would have been approximately €1.3 billion; the net result for the period 1 April 2006 to 31 March 2007 under the accounting policies of the Group has not been determined. Total revenue has been calculated using the Group’s accounting policies.
Details of net assets acquired and goodwill are as follows:

Purchase consideration:
– Cash paid	1,248,036
– Direct costs relating to the acquisition	31,813

Total purchase consideration	1,279,849
Fair value of net assets acquired	1,191,262

Goodwill	88,587

The goodwill is attributable to the workforce of the acquired business and deferred taxes arising from fair value adjustments after the Group’s acquisition of THC.
The assets and liabilities as of 10 May 2006 arising from the acquisition are as follows:

		Acquiree’s
	Fair value	carrying amount
Cash and cash equivalents	584,540	584,540
Property and equipment	110,986	110,986
Trademarks (included in intangibles)	486,756	494,726
Customer relationships (included in intangibles)	107,198	27,448
Other intangibles (order backlog, favourable leases, software)	33,376	6,357
Deferred tax assets	111,068	101,456
Other long term assets	35,033	34,372
Subsidiary acquired with a view for resale	196,792	36,703
Inventories	173,226	145,878
Trade and other receivables	172,243	174,073
Trade and other payables	(265,850)	(260,027)
Defined benefit pension obligations	(9,757)	(8,306)
Contingent liabilities	(3,024)	—
Provisions	(63,986)	(63,986)
Borrowings	(272,743)	(267,596)
Deferred tax liabilities	(204,596)	(197,462)

Net assets acquired	1,191,262	919,162

Purchase consideration settled in cash		1,279,849
Cash and cash equivalents in subsidiary acquired		(584,540)

Cash outflow on acquisition		695,309

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
The following valuation methods for the acquired assets have been applied:
Inventory: the comparative sales valuation is applied for estimating the fair value of acquired inventories. From the sales value of the inventories, the cost to complete for selling, advertising and general administration and a reasonable profit allowance were deducted.
Trademarks and other intangible assets: the excess earnings method is applied for trademarks. The respective future cash flows are identified and adjusted in order to eliminate all elements not associated with these assets.
Future cash flows are measured on the basis of the expected sales deducted by variable and sales-related imputed costs for the use of contributory assets. Subsequently, the outcome is discounted using an appropriate discount rate and adding a tax amortisation benefit.
Leases: (un)favourable leases have been valued using the income approach, where the value is estimated as the difference between the contractual rent and the market rent over the remaining contract life.
The excess of the acquisition cost paid over the net of the amounts of the fair values assigned to all assets acquired and liabilities assumed, taking into consideration the respective deferred taxes, is referred to goodwill. Any acquired asset that does not meet the identification and recognition criteria for an asset is included in the amount recognised as goodwill.
Acquisition full price stores Belgium
On 15 July 2006, the Group acquired 10 full price stores in Belgium from a third party for an aggregate purchase price of €7,500, including tangible fixed assets of €572. The excess purchase price of €6,928 has been allocated to intangible fixed assets (favourable lease component) for an amount of €886, while the balance of €6,042 has been allocated to goodwill.
The stores contributed €10,058 in revenue and €918 in net profit for the period 15 July 2006 to 31 March 2007. Would the stores been acquired on 1 April 2006, then contributions to revenue and net profit amounted to €13,874 and €1,266 respectively.
Other acquisitions of individual stores
Next to the Belgium stores the Group acquired several smaller shops in various individual acquisitions from third parties. The excess purchase price for these acquisitions amounted to €1,429, and is fully allocated to goodwill.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
33. Disposals and discontinued operations
On 9 March 2007, the Group disposed of 100% of the sourcing business in the Far East (the buying offices) at the consideration of €155 million (US$ 200 million) which was fully paid in cash. As of that date the results and operations of the buying offices are no longer included in the consolidation.
Upon the date of sale a difference between the sales proceeds and the carrying value is recognised in the income statement. However, the buying offices as a whole were already measured at the lower of its carrying amount and fair value less costs to sell as part of the purchase price allocation (Note 32). The fair value less cost to sell per 10 May 2006 approximated the sales proceeds obtained as per March 2007. Therefore there is no gain or loss recognised in the income statement.
In connection with the sale of the buying offices, the Group entered into a buying agency agreement with the buyer for a period of 11 years. If the Group terminates the agreement within this period a termination fee has to be paid depending on the amount of the base commission and the remaining term. As part of the buying agency agreement the Group received an upfront payment of €37.1 million (US$47.8 million) which amount is deferred and presented on the balance sheet within deferred income. This amount will be amortised over the term of the agreement.
The net profit over the period 10 May 2006 to 9 March 2007 of €8,943 is presented as result from discontinued operations as the buying offices qualified as subsidiaries acquired with a view to resale. As the costs/expenses will continue subsequent to the disposal, the commission costs are still presented within continuing operations. As a result there is no elimination of inter company commissions on the face of the income statement (gross presentation).
As previously disclosed by THC, discussions were initiated prior to 10 May 2006 with the Hong Kong Internal Revenue Department (“IRD”) with respect to a potential Hong Kong profit tax liability of Tommy Hilfiger Eastern Hemisphere Ltd. The Group reached a settlement agreement with the IRD to resolve this issue in April 2007. The Group paid €12.3 million (US$16.4 million) in total, including €1.1 million (US$1.5 million) of interest, during 2007 and in May and July 2007 (FY2008). The settlement amount was taken into consideration in the purchase price allocation as per 10 May 2006.
34. Related Party transactions
The Group recognises the following main related parties:
Japanese licensee
Up to 25 January 2008, the Group was party to a geographic license agreement for Japan with Tommy Hilfiger Japan Corporation (“THJC”), which was partly held by a related party. On 25 January 2008, the Group effectively obtained control of THJC, whereby the royalties received by the Group’s licensing subsidiary and the royalties paid by THJC, and any related balance sheet positions are eliminated as far as relating to the period from 25 January 2008 to 31 March 2008 and as at 31 March 2008. Also refer to Note 32.
Spanish agent
A related party holds an indirect 15% equity interest in Pepe Jeans SL, which serves as the Group’s European sales and collection agent as well as franchisee in Spain and Portugal. Goods are purchased by Pepe Jeans SL. from the Group, while commissions and fees are paid by the Group to Pepe Jeans SL pursuant to the Agency agreement. Furthermore, the Group transferred the ownership of three stores in Spain to the Spanish agent effectively 1 April 2008.

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Portuguese distributor
A related party controls Malhas Nocitor, a Portuguese distributor. During the year ended 31 March 2007, the Group terminated its distribution agreement with Malhas Nocitor and paid a €1,900 termination fee. Following this termination, Pepe Jeans S.L. became the Group’s agent for Portugal.
Mr. Thomas J. Hilfiger
Under his employment agreement with the Group, Mr. Thomas J. Hilfiger serves as Principal Designer and Chairman of the Strategy and Design Board of the Company, and is entitled to (i) an annual cash payment in each of fiscal 2007, 2008 and 2009, (ii) for the fiscal 2010 a cash amount based on worldwide sales and licensing revenues of the Group, and (iii) for all periods thereafter, a cash amount based on worldwide sales and licensing revenues of the Group and its subsidiaries and a number of benefits.
In the event of Mr. Hilfiger’s death or termination by the Group following his disability, his employment agreement provides for payment of the full amount otherwise payable to Mr. Hilfiger for the fiscal year which includes his death or termination following disability, and for the following fiscal year.
Other companies
A related party holds an indirect equity interest in Novel Enterprises Limited. During FY2007 Novell provided goods as well as office space to the Group.
Ultimate parent
The ultimate parent of the Group is Tommy Hilfiger S.à r.l. (incorporated in Luxembourg). The ultimate controlling party of the Group are funds advised by Apax Partners.
The following transactions were carried out with related parties:

	2008	2007
Sales of goods:
– Spanish Agent	8,089	7,413
– Portuguese distributor	—	1,966
Sales of services:
– Japanese Licensee	4,986	5,025
– Spanish Agent	—	149

	13,075	14,553

Goods are sold based on the price lists in force and terms that would be available to third parties. Sales of services are negotiated with related parties on a cost-plus basis.

	2008	2007
Purchases of goods:
– Novel	21,516	20,460
– Portuguese distributor	—	174
Purchases of services:
– From an entity controlled by Apax partners	—	60
– Apax partners (related to Management Buyout)	—	16,013
– Spanish agent	10,001	8,146
– Portuguese distributor	—	1,900
– Novel	—	325

	31,517	47,078

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
Goods and services are bought from the Portuguese distributor on normal commercial terms and conditions. The Portuguese distributor is an entity belonging to a B-director of the Tommy Hilfiger S.à r.l.
The entity controlled by Tommy Hilfiger S.à r.l. is another investment of Apax Partners that provided management services to the Group in connection with the acquisition by the Company of Tommy Hilfiger Corporation. Management services are bought from Apax partner on normal commercial terms and conditions.
Year-end balances arising from sale/purchases of goods/services

	2008	2007
Receivables from related parties:
– Spanish agent	—	2,585
– Portuguese distributor	—	175

Payables to related parties:	—	2,760
– Spanish Agent	10	28
– Portuguese distributor	—	2,074

	10	2,102

The receivables from related parties arise mainly from sale transactions and are generally due two months after the date of sales. The receivables are unsecured in nature and bear no interest.
The payables to related parties arise mainly from financing transactions, purchase transactions, and other services. The payables to the Spanish agent, the Portuguese distributor bear no interest.
Loans from related parties

	2008	2007
Shareholder loan	360,398	320,452
Accrued interest on shareholder loan	50,596	39,946
Current account	(110)	—

Total shareholder loan	410,884	360,398

The shareholder loan bears an interest of 14% (2007: 14%). Tommy Hilfiger S.à r.l. has issued a letter to the Company to financially support the Company for at least 12 months.
Loans to related parties

	2008	2007
Loans to key management of the Group (and their families)	—	3,756
Interest income	42	34

Total Loan to related parties	42	3,790

Key management compensation

	2008	2007
Salaries and other short-term employee benefits	14,589	13,379
Management participation plan (Note 15)	792	—
Post-employment benefits (Note 21)	1,557	133

	16,938	13,512

Tommy Hilfiger B.V.
Special Purpose Consolidated Financial Statements 2007/2008
(amounts in € thousands, except per share/option amounts and/or as otherwise indicated)
35. Events after the balance sheet date
Change of ownership
On 15 March 2010, Phillips-Van Heusen Corporation (PVH), a USA based apparel and fashion company, announced to acquire Tommy Hilfiger B.V. for approximately $ 3.0 billion (€ 2.2 billion). The transaction is subject to financing and other customary conditions, including receipt of required regulatory approvals and is expected to close before August 2010. Upon closing of the transaction, it is expected that the balances related to the bank and shareholder loans will be replaced by new financing and that the balances related to the management participation plan, management option plan and employee certificates bonus plan will be settled.
China
On 31 March 2010, the Company announced it had entered into an agreement to assume direct control of its wholesale and retail distribution in China from its licensee Dickson Concepts International Limited, beginning 1 March 2011.
Management participation plan, management option plan and employee certificates bonus plan
Subsequent to 31 March 2008, the following amounts were recorded through equity by the Company:
•	€1,651 thousand relating to 300 Depositary Receipts granted on 1 September 2009 and 170 Depositary Receipts granted on 1 December 2009;
•	€2,971 thousand relating to 500 Options granted on 30 September 2008 and 1,000 Options granted on 30 September 2009.
In addition the total expected costs for the employee certificates bonus plan are estimated at €18,607 thousand and are spread out over the period until the expected closing date of the acquisition by PVH mid May 2010.
Contract with Mr. Thomas J. Hilfiger
Under his employment agreement with the Group, Mr. Thomas J. Hilfiger serves as principal designer and Chairman of the Strategy and Design Board of the Company. Mr. Hilfiger’s contract states various instances under which Mr. Hilfiger is entitled to a payment upon pre-defined exit events. The exit events contemplated by Mr. Hilfiger’s employment contract relate to the sale of control of the Group or substantially all its assets. Mr. Hilfiger has not opted for this payment when PVH announced to acquire the Company and his current employment agreement with the Group will remain unchanged.
Filing of statutory financial statements FY2009
The statutory financial statements of Tommy Hilfiger B.V. for FY2008 and FY2009 are authorised by the Board of Directors on 25 June 2008 and on 15 June 2009 respectively and are filed at the Dutch Chamber of Commerce.

Auditors’ report

To: the Directors of Tommy Hilfiger B.V. (formerly known as Elmira 1 B.V.)	PricewaterhouseCoopers Accountants N.V.
Thomas R. Malthusstraat 5
1066 JR Amsterdam
P.O. Box 90357
1006 BJ Amsterdam
The Netherlands
Telephone +31 (0) 20 568 66 66
Facsimile +31 (0) 20 568 68 88
www.pwc.com/nl
Report of Independent Auditors
We have audited the accompanying consolidated balance sheets of Tommy Hilfiger B.V. (formerly known as Elmira 1 B.V.) and its subsidiaries as at March 31, 2008 and March 31, 2007 and the related consolidated profit and loss accounts, statements of shareholders’ equity and cash flow statements for the years then ended. These special purpose consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these special purpose consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the special purpose consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tommy Hilfiger B.V. (formerly known as Elmira 1 B.V.) and its subsidiaries at March 31, 2008 and March 31, 2007, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Amsterdam, 9 April 2010
PricewaterhouseCoopers Accountants N.V.
Original has been signed by drs. M. de Ridder RA